UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to 240.14a-12

REGENCY CENTERS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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REGENCY CENTERS CORPORATION

NOTICE AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 6, 2008

TO THE HOLDERS OF COMMON STOCK:

PLEASE TAKE NOTICE that the annual meeting of shareholders of Regency Centers Corporation will be held on Tuesday, May 6, 2008, at 11:00 A.M., eastern time, in The River Room, Salon I of the River Club, 35th Floor of Independent Square, One Independent Drive, Jacksonville, Florida 32202.

The meeting will be held for the following purposes:

1.	To elect a board of directors to serve until the 2009 annual meeting of shareholders and until their successors have been elected and qualified.

2.	To reapprove the performance goals under our Long-Term Omnibus Plan.

3.	To ratify the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2008.

4.	To transact such other business as may properly come before the meeting or any adjournment.

The shareholders of record at the close of business on February 26, 2008 will be entitled to vote at the annual meeting.

We hope you will be able to attend the meeting, but in any event we would appreciate your submitting your proxy as promptly as possible. You may vote via the Internet, or by telephone, as instructed on the accompanying proxy. If you received or requested a copy of the proxy card by mail, you may submit your vote by mail in the postage-paid envelope that accompanies it. We encourage you to vote via the Internet or by telephone. These methods are convenient and save us significant postage and processing charges. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

J. Christian Leavitt

Senior Vice President, Secretary and Treasurer

Dated:    March 21, 2008

REGENCY CENTERS CORPORATION

One Independent Drive, Suite 114

Jacksonville, Florida 32202

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD MAY 6, 2008

This proxy statement and the accompanying form of proxy are first being sent to our shareholders on or about March 21, 2008 in connection with the solicitation by our board of directors of proxies to be used at our 2008 annual meeting of shareholders. The meeting will be held on Tuesday, May 6, 2008, at 11:00 A.M., eastern time, in The River Room, Salon I of the River Club, 35th Floor of Independent Square, One Independent Drive, Jacksonville, Florida 32202.

Our board of directors has designated Martin E. Stein, Jr., Mary Lou Fiala and Bruce M. Johnson, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf. If you sign and return the accompanying form of proxy, you may nevertheless revoke it at any time insofar as it has not been exercised by (1) giving written notice to our Corporate Secretary, (2) delivering a later dated proxy, or (3) attending the meeting and voting in person. The shares represented by your proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable. Proxies will be tabulated by Broadridge Financial Solutions, Inc.

If the meeting is adjourned for any reason, at any subsequent reconvening of the meeting all proxies may be voted in the same manner as the proxies would have been voted at the original convening of the meeting (except for any proxies that have been properly revoked or withdrawn).

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS

In accordance with regulations recently adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials, including our annual report to shareholders, to each shareholder of record, we may now furnish these shareholder materials on the Internet. On or about March 15, 2008, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and vote online. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you received the Notice by mail and would like to receive paper copies of our shareholder materials, you should follow the instructions for requesting such materials included in the Notice.

INTERNET ACCESS OR ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you have previously signed up to receive shareholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the Internet or via electronic delivery in the future, which can help us achieve a substantial reduction in our printing and mailing costs as well as be environmentally friendly. If you choose to receive your proxy materials by accessing the Internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet. If you choose instead to receive your proxy materials via electronic delivery, you will receive an email containing the proxy materials.

If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the Internet or via electronic delivery at:

www.proxyvote.com

Your election to receive your proxy materials by accessing the Internet or by electronic delivery will remain in effect for all future shareholder meetings unless you revoke it before the meeting by sending a written request addressed to Diane Ortolano at our principal executive offices at One Independent Drive, Suite 114, Jacksonville, Florida 32202.

If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.

HOUSEHOLDING

The Securities and Exchange Commission’s rules permit us to deliver a single set of annual meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or annual meeting materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Diane Ortolano at our principal executive offices at One Independent Drive, Suite 114, Jacksonville, Florida 32202.

If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices, proxy statements and annual reports for your household, please contact Diane Ortolano at our principal executive offices at One Independent Drive, Suite 114, Jacksonville, Florida 32202.

VOTING ELECTRONICALLY OR BY TELEPHONE

If your shares are registered in your own name (instead of through a broker or other nominee), you can vote your shares on the Internet by following the instructions at the Internet voting website at www.proxyvote.com. Please carefully follow the directions on your proxy card. If you vote via the Internet you may be required to bear costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

To vote by telephone, you should dial (toll-free) 1-800-690-6903; you will then be prompted to enter the control number printed on your proxy card and to follow subsequent instructions.

The giving of a proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting or to change your vote electronically or by telephone.

We reserve the right to cancel the electronic voting or telephone voting program at any time.

If your shares are held in an account at a brokerage firm or bank participating in a “street name” program, you may already have been offered the opportunity to vote using the Internet. A number of brokerage firms and banks participate in a program that offers Internet voting options for shares held in “street name.”

VOTING SECURITIES

The record of shareholders entitled to vote was taken at the close of business on February 26, 2008. At such date, we had outstanding and entitled to vote 69,589,326 shares of common stock, $.01 par value. Each share of common stock entitles the holder to one vote. Holders of a majority of the outstanding common stock must be present in person or represented by proxy to constitute a quorum at the annual meeting.

The following table shows information relating to the beneficial ownership of our common stock as of February 26, 2008, except as otherwise disclosed in the notes below, of:

—	each person known to us to be the beneficial owner of more than 5% of our common stock,

—	each director and nominee,

—	each of the executive officers named in the summary compensation table elsewhere in this proxy statement, and

—	all directors and executive officers as a group.

Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares. No shares have been pledged as security by directors, nominees or executive officers excepted as noted below.

Amount and Nature of Shares Beneficially Owned(1)

Name	Number of Shares Owned(2)		Right to Acquire(3)	Percent of Class
Deutsche Bank AG Taunusanlage 12 D-60325 Frankfurt am Main Federal Republic of Germany	11,007,530	(4)	-	15.8%
Morgan Stanley 1585 Broadway New York, NY 10036	9,186,576	(5)	-	13.2%
ING Groep N.V. Amstelveenseweg 500 1081 KL Amsterdam P.O. Box 810 1000 AV Amsterdam The Netherlands	8,803,684	(6)		12.7%
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	4,282,346	(7)	-	6.2%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	4,226,527	(8)	-	6.1%
Martin E. Stein, Jr.	1,190,361	(9)	168,856	1.9%
Mary Lou Fiala	233,944	(10)	97,194	*
Bruce M. Johnson	213,973	(11)	74,173	*
Brian M. Smith	57,086	(12)	103,157
Raymond L. Bank	34,623		19,418	*
C. Ronald Blankenship	10,080		5,336
A. R. Carpenter	46,755		11,524	*
J. Dix Druce, Jr.	18,712		6,049	*
Douglas S. Luke	43,546	(13)	14,276	*
John C. Schweitzer	20,002	(14)	5,336	*
Thomas G. Wattles	19,218	(15)	5,336
Terry N. Worrell	47,746	(16)	5,336	*

All directors and executive officers as a group (a total of 12 persons)	1,836,046	(9)(15)	515,991	3.5%

*Less than one percent

(1)

Information presented in this table and related notes has been obtained from the beneficial owner or from reports filed by the beneficial owner with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934.

(2)	Excludes shares that may be acquired by directors or executive officers through:

—	the vesting of restricted stock or stock rights awards; or

—	stock option exercises.

(3)	Shares that can be acquired through stock option exercises or the vesting of stock rights awards within 60 days after the date of this proxy statement.

(4)

Information is as of December 31, 2007 and is based on a report on Schedule 13G filed with the SEC on January 30, 2008 by Deutsche Bank AG and its affiliates listed below. According to the information provided in the Schedule 13G, each of the entities has voting and dispositive power over the shares shown as follows:

	Sole Voting Power	Shared Voting Power	Sole Dispositive Power
Deutsche Bank AG	3,338,101	64	5,503,701
RREEF America, L.L.C.	3,094,426	-	5,238,526
Deutsche Bank Trust Corp. Americas	375	64	19,175
Deutsche Investment Management Americas	243,300	-	246,000

(5)

Information is as of December 31, 2007 and is based on a report on Schedule 13G filed with the SEC on February 14, 2008 by Morgan Stanley and its affiliate Morgan Stanley Investment Management, Inc. According to the information provided in the Schedule 13G, each of the entities has voting and dispositive power over the shares shown as follows:

	Sole Voting Power	Shared Voting Power	Sole Dispositive Power
Morgan Stanley	3,315,403	450	5,063,195
Morgan Stanley Investment Management, Inc.	2,652,577	450	4,123,381

(6)

Information is as of December 31, 2007 and is based on a report on Schedule 13G filed with the SEC on February 14, 2008 by ING Groep N.V. and its affiliate ING Clarion Real Estate Securities, L.P. According to the information provided in the Schedule 13G, each of the entities has voting and dispositive power over the shares shown as follows:

	Sole Voting Power	Shared Voting Power	Sole Dispositive Power
ING Groep N.V.	4,686,892	-	4,686,892
ING Clarion Real Estate Securities, L.P.	2,089,807	4,400	4,116,792

(7)

Information is as of December 31, 2007 and is based on a report on Schedule 13G filed with the SEC on February 6, 2008 by Barclay Global Investors, NA and its affiliates listed below. According to the information provided in the Schedule 13G, each of the entities has voting and dispositive power over the shares shown as follows:

	Sole Voting Power	Shared Voting Power	Sole Dispositive Power
Barclay Global Investors, NA	1,362,550	-	1,871,432
Barclays Global Fund Advisors	2,164,545	-	216,545
Barclays Global Investors, Ltd.	142,658	-	151,158
Barclays Global Investors Japan Limited	95,211	-	95,211

(8)

Information is as of December 31, 2007 and is based on a report on Schedule 13G filed with the SEC on February 12, 2008 by The Vanguard Group, Inc. According to the information provided in the Schedule 13G, The Vanguard Group, Inc. has sole voting power over 28,225 shares and sole dispositive power over 4,226,527 shares.

(9)

Includes 57,995 shares held in Regency’s non-qualified deferred compensation plan. Also includes 169,338 shares expected to be pledged to a bank as security for a line of credit. Also includes the following shares over which Mr. Stein is deemed to have shared voting and investment power:

—

160,263 shares held by The Regency Group (Nevada) Limited Partnership, the sole general partner of which is a wholly-owned subsidiary of The Regency Group, Inc. All of the outstanding stock of The Regency Group, Inc. is owned by The Regency Square Group II (Nevada) Limited Partnership, the sole general partner of which is a corporation all of the outstanding stock of which is owned by Mr. Stein and members of his family.

—	307,147 shares held by The Regency Group II. Mr. Stein is a general partner of The Regency Group II and a trustee of a trust that is also a general partner.

—	108,235 shares held by Regency Square II. Mr. Stein is a general partner of Regency Square II and a trustee of a trust that is also a general partner.

—	4,000 shares held for the benefit of Mr. Stein by the Wellhouse Trust. Mr. Stein has investment power with respect to such shares.

—	6,801 shares held by Mr. Stein as custodian for his children.

(10)	Includes 25,826 shares held in Regency’s non-qualified deferred compensation plan.

(11)	Includes 4,864 shares held in Regency’s non-qualified deferred compensation plan.

(12)	Includes 34,127 shares held in Regency’s non-qualified deferred compensation plan.

(13)	Includes 12,679 shares pledged as security for a secured line of credit.

(14)	Includes 2,443 shares pledged as security for a margin account.

(15)	Includes 7,000 shares held in a trust. Mr. Wattles has investment power over these shares.

(16)	Includes 7,500 shares held in two trusts. Mr. Worrell has investment power over these shares.

Stock Ownership Policy for Officers and Directors

Our board of directors has adopted a stock ownership policy for our senior officers and outside directors in order to encourage them to focus on creating long-term shareholder value. The policy sets stock ownership targets for officers as a multiple of base salary. For example, the target for the chief executive officer is five times his annual base salary. The target for outside directors is the greater of five times their annual retainer fees or $250,000 (exclusive of fees for committee service or attendance fees). The targets are to be achieved by directors and executive officers over a five-year accumulation period. The stock ownership policy also requires the chief executive officer, the chief operating officer, the chief financial officer, the chief investment officer and the board of directors:

—	to retain the after-tax value of our shares acquired on the exercise of stock options or on the vesting of stock awards for one year after exercise or vesting, and

—	to retain 60% of that value so long as they remain an officer or director.

Compliance with the policy is measured by using the higher of the trading price of the shares on the date of acquisition or the 30-day average before the measurement date. Any options, restricted stock or stock rights awards granted to a participant while he or she is not in compliance with these guidelines will vest over five rather than four years or such longer period as the compensation committee determines, in its discretion.

PROPOSAL ONE:  ELECTION OF DIRECTORS

Majority Voting Policy

Our articles of incorporation provide for the number of directors to be fixed pursuant to the bylaws, subject to a minimum of three and a maximum of fifteen. Our bylaws provide that the number of directors may not be increased or decreased by more than one without a vote of the shareholders. We currently have eleven directors.

Our board of directors has nominated all eleven of its members to stand for re-election at the 2008 meeting. All nominees were elected as directors by shareholders at the 2007 annual meeting. All directors elected at the meeting will serve until the 2009 annual meeting and until their successors are elected and qualified.

Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting. However, under a policy adopted by our board of directors, if in an uncontested election more votes are “withheld” from a director than are voted “for” the director, he or she will be required to resign within three days after certification of the vote. Our nominating and corporate governance committee (or, if votes were withheld from a majority of the members of the nominating and corporate governance committee, then a committee appointed by and from among disinterested, independent directors) will promptly consider the resignation and recommend to the board whether to accept or reject the resignation. The director who submitted the resignation may not participate in the decision.

Factors that the committee and board will consider under this policy include:

—	the stated reasons why votes were withheld from the director and whether those reasons can be cured;

—	the director’s length of service, qualifications and contributions as a director;

—	New York Stock Exchange listing requirements, and

—	our corporate governance guidelines.

Rejection of the resignation may be conditioned on curing the reasons underlying the withheld votes.

The board will act on the resignation no later than 60 days after the date of the annual meeting. We will disclose the board’s decision in a Form 8-K filed with the SEC within four business days of the decision that will provide a full explanation of the process by which the board reached its decision and the reasons for its decision.

Under Florida law, we must amend our articles of incorporation in order to provide that directors be elected by a majority as opposed to a plurality of the votes cast. Our nominating and corporate governance committee intends to consider such an amendment for consideration at a future annual meeting of shareholders.

Independent Directors

Our board of directors has determined that Messrs. Raymond L. Bank, C. Ronald Blankenship, A. R. Carpenter, J. Dix Druce, Douglas S. Luke, John C. Schweitzer, Thomas G. Wattles and Terry N. Worrell, being a majority of our directors, are “independent” as defined by sections 303A.02(a) and (b) of the New York Stock Exchange listing standards. In determining independence, the following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence:

(1)	if our director or his or her immediate family member is an executive officer of another company that does business with us and our annual payments to the other company are less than 1% of the annual consolidated revenues of the other company;

(2)	if our director or his or her immediate family member is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the other company; and

(3)	if our director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than 1% of that organization’s total annual charitable receipts (our automatic matching of employee charitable contributions will not be included in the amount of our contributions for this purpose).

The board will annually review all commercial and charitable relationships of directors and determine whether directors meet these categorical independence tests. In making its determination with respect to independence for the directors identified above as independent, the board did not consider any transactions, relationships or arrangements involving these directors that are not disclosed in this proxy statement.

During 2007, none of our independent directors served as an executive officer of any tax exempt organization to which we made contributions.

Our board of directors has adopted corporate governance guidelines, including a code of business conduct and ethics for our directors, officers and employees. The corporate governance guidelines and code of conduct are posted on our website at www.regencycenters.com. Copies may also be obtained in printed form by contacting Thomas Paul, Vice President-Internal Audit, at (904) 598-7000.

Nominees

The accompanying proxy will be voted, if authority to do so is not withheld, for the election as directors of each of the board’s nominees. Each nominee is presently available for election. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may, in their discretion, vote for a substitute.

Our board of directors recommends a vote “for” the election of each of its nominees. Proxies solicited by the board will be so voted unless shareholders specify in their proxies a contrary choice.

Information concerning all nominees for director, based on data furnished by them, is set forth below.

MARTIN E. STEIN, JR.

(First elected to the board in 1993)

Mr. Stein, age 55, is our Chairman of the Board and Chief Executive Officer. He served as our President from its initial public offering in October 1993 until December 31, 1998. Mr. Stein also served as President of our predecessor real estate division since 1981, and Vice President from 1976 to 1981. He is a director and member of the compensation and corporate governance committees of Patriot Transportation Holding, Inc., a publicly held transportation and real estate company, and Stein Mart, Inc., a publicly held upscale discount retailer. Mr. Stein also serves as Chairman of the National Association of Real Estate Investment Trusts and is a member of the International Council of Shopping Centers, the Urban Land Institute and the Real Estate Roundtable.

MARY LOU FIALA

(First elected to the board in 1997)

Mrs. Fiala, age 56, became our President and Chief Operating Officer in January 1999. Before joining us, she was Managing Director-Security Capital U.S. Realty Strategic Group from March 1997 to January 1999. Mrs. Fiala was Senior Vice President and Director of Stores, New England-Macy’s East/ Federated Department Stores from 1994 to March 1997. From 1976 to 1994, Mrs. Fiala held various merchandising and store operations positions with Macy’s/Federated Department Stores. Mrs. Fiala is a director of Build-A-Bear Workshop, Inc. and Stir Crazy, Inc. She is also a member of the board of trustees of the International Council of Shopping Centers.

BRUCE M. JOHNSON

(First elected to the board in 2004)

Mr. Johnson, age 60, has been our Managing Director and Chief Financial Officer since July 1993. From 1979 to October 1993, he served as Executive Vice President of our predecessor. Prior to joining Regency, Mr. Johnson was Vice President of Barnett Winston Trust, an equity and mortgage real estate investment trust. Mr. Johnson was a director of Columbia Equity Trust, Inc., an owner and operator of commercial office properties in the greater Washington, DC area, until its merger in February 2007. He also serves as Chairman of Brooks Rehabilitation Hospital, a private not-for-profit rehabilitation hospital, and sits on the Board and the Executive Committee of its private parent company, Brooks Health Systems.

RAYMOND L. BANK

(First elected to the board in 1997)

Mr. Bank, age 54, was a founder and President of Merchant Partners, a venture capital firm focusing on retail, direct marketing, and consumer service companies from 1994 through 2004. He also serves as President of Raymond L. Bank & Associates, Inc., a firm investing in and advising marketing-driven companies in the retail, direct marketing and services sectors, since 1991.

C. RONALD BLANKENSHIP

(First elected to the board in 2001)

Mr. Blankenship, age 58, has been Co-Chairman of Verde Group since June 2003. He was Vice Chairman of Security Capital Group Incorporated from May 1998 until June 2003. He was Chief Operating Officer of Security Capital from 1998 to May 2002 and Managing Director from 1991 until May 1998. Prior to June 1997, he was the Chairman of Archstone Communities Trust. Mr. Blankenship was formerly a trustee of ProLogis Trust and was formerly a director of BelmontCorp, InterPark Holdings Incorporated, Storage USA, Inc. and Macquarie Capital Partners, LLC. He also served as Interim Chairman, Chief Executive Officer and director of Homestead Village Incorporated from May 1999 until November 2001.

A. R. CARPENTER

(First elected to the board in 1993)

Mr. Carpenter, age 66, retired from CSX Corporation as Vice Chairman, a position he held from July 1999 to February 2001. From 1962 until February 2001, he held a variety of positions with CSX, including President and Chief Executive Officer (from 1992 to July 1999) and Executive Vice President-Sales and Marketing (from 1989 to 1992) of CSX Transportation, Inc. Mr. Carpenter is a director of PSS World Medical, Inc. and Stein Mart, Inc.

J. DIX DRUCE, JR.

(First elected to the board in 1993)

Mr. Druce, age 60, has been President and Chairman of the Board of National P.E.T. Scan, LLC since June 2000. From 1988 until 2000, he served as President and Chairman of the Board of Life Service Corp., Inc., a life insurance management company, and President and director of American Merchants Life Insurance Company and its parent, AML Acquisition Company, from October 1992 until the companies’ sale in 2000. He was President and director (Chairman from May 1989 to July 1991) of National Farmers Union Life Insurance Company from 1987 to 1991, and President and director of Loyalty Life Insurance Company and NFU Acquisition Company from 1987 to 1991.

DOUGLAS S. LUKE

(First elected to the board in 1993)

Mr. Luke, age 66, is President and Chief Executive Officer of HL Capital, Inc., a personal management and investment company. From 1991 to 1998 Mr. Luke was President and Chief Executive Officer of WLD Enterprises, Inc., a Ft. Lauderdale, Florida-based diversified private investment and management company with interests in securities, real estate and operating businesses. From 1987 to 1990 he was Managing Director of Rothschild Inc./Rothschild Ventures. He is a director of MeadWestvaco Corporation, a diversified packaging and chemicals manufacturing company.

JOHN C. SCHWEITZER

(First elected to the board in 1999)

Mr. Schweitzer, age 63, is President of Westgate Corporation, which holds investments in real estate and venture capital operations. Mr. Schweitzer is a trustee of Archstone Smith Communities Trust, and a director of J.P. Morgan Chase Bank of Texas-Austin and KLRU Austin Public Television. He previously served as a member of Pacific Retail Trust’s board of trustees before its merger into Regency in February 1999. Mr. Schweitzer also served as a director or officer of a number of public companies and financial institutions, including Franklin Federal Bancorp, Elgin Clock Company, El Paso Electric Company, MBank El Paso, the Circle K Corporation, Homestead Village Incorporated and Enerserv Products.

THOMAS G. WATTLES

(First elected to the board in 2001)

Mr. Wattles, age 56, has been Chairman of DCT Industrial Trust, a publicly held industrial property REIT, since March 2003 and Principal of Black Creek Group, a real estate investment management firm, since February 2003. He served as Managing Director of Security Capital from 1991 to 2002 and as a trustee of ProLogis Trust from 1993 to May 2002. He was a director of ProLogis’ predecessor from its formation in 1991, and was Non-Executive Chairman of ProLogis from March 1997 to May 1998. Mr. Wattles was Co-Chairman and Chief Investment Officer of ProLogis and its former REIT manager from November 1993 to March 1997, and director of the former REIT manager from June 1991 to March 1997.

TERRY N. WORRELL

(First elected to the board in 1999)

Mr. Worrell, age 63, is a private investor in commercial properties and other business ventures. Mr. Worrell is a director of NL Industries, Inc., an international producer of titanium dioxide pigments. Mr. Worrell was a member of Pacific Retail Trust’s board of trustees before its merger into Regency in February 1999. From 1974 to 1989 he was President and CEO of Sound Warehouse of Dallas, Inc. prior to its purchase by Blockbuster Music.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act, an officer, director or 10% shareholder must file a Form 4 reporting the acquisition or disposition of our equity securities with the Securities and Exchange Commission no later than the end of the second business day after the day the transaction occurred unless certain exceptions apply. Transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the company’s fiscal year. To our knowledge, based solely on a review of the copies of these reports furnished to us and written representations that no other reports were required, the officers, directors, and greater than 10% beneficial owners timely complied with all applicable Section 16(a) filing requirements during 2007, except as described below.

On May 3, 2006, each of Raymond Bank, Ron Blankenship, Pete Carpenter, Dix Druce, Doug Luke, John Schweitzer, Tom Wattles and Terry Worrell received a stock rights award for 2,000 shares. Through inadvertence, these grants were reported late.

Executive Officers

Regency’s executive officers are:

Name (age)	Title

Martin E. Stein, Jr. (55)	Chairman and Chief Executive Officer

Mary Lou Fiala (56)	President and Chief Operating Officer

Bruce M. Johnson (60)	Managing Director and Chief Financial Officer

Brian M. Smith (53)	Managing Director and Chief Investment Officer

For information with respect to Messrs. Stein and Johnson and Ms. Fiala, please see the information in the board of directors listing on the preceding pages.

Brian M. Smith has been our Managing Director and Chief Investment Officer since September 2005. From March 1999 to September 2005 he served as Managing Director of Investments for our Pacific Mid-Atlantic and Northeast divisions. Prior to joining us, Mr. Smith was Managing Director – Pacific Investments for Pacific Retail Trust from January 1997 to February 1999, at which time PRT was acquired by Regency. Mr. Smith started his real estate career at Trammell Crow Company, where he was a partner in the firm, managing director and member of the National Retail Executive Committee.

Meetings of Board of Directors

Our board held four regular meetings during 2007. All directors attended at least 75% of all meetings of the board and board committees on which they served during 2007.

Our independent directors meet quarterly in conjunction with the regular board meetings. The independent directors have elected John C. Schweitzer as lead director. As lead director, Mr. Schweitzer presides at the independent directors’ meetings. See “Shareholder Proposals and Communications with the Board of Directors” for information on how to communicate with Mr. Schweitzer or any of the other independent directors.

We do not have a formal policy requiring directors to attend annual meetings. However, because the annual meeting generally is held on the same day as a regular board meeting, we anticipate that directors will attend the annual meeting unless, for some reason, they are unable to attend the board meeting on the same date. All of our directors attended the 2007 annual meeting.

Our board of directors has established five standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, an investment committee and an executive committee, which are described below. Members of these committees are elected annually at the regular board meeting held in conjunction with the annual shareholders’ meeting. The charter of each committee is available on our website at www.regencycenters.com or in printed form by contacting Thomas Paul, Vice President – Internal Audit at (904) 598-7000.

Standing Committees

Audit Committee.  The audit committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, presently is composed of J. Dix Druce, Jr. (Chairman), Raymond L. Bank, A. R. Carpenter and Thomas G. Wattles, all of whom are independent as defined in the listing standards of the New York Stock Exchange. No member of the audit committee serves on the audit committees of more than three public companies. The audit committee met seven times during 2007. The principal responsibilities of and functions to be performed by the audit committee are established in the audit committee charter. The audit committee charter was adopted by the board of directors and is reviewed annually by the audit committee. See “Audit Committee Report” for a description of the audit committee’s responsibilities.

Our board of directors has determined that Messrs. Druce, Bank, Carpenter and Wattles are independent as defined by Sections 303A.02(a) and (b) of the New York Stock Exchange listing standards and meet the financial literacy requirements of the New York Stock Exchange. Our board of directors also has determined that Messrs. Druce, Carpenter and Wattles are audit committee financial experts as defined in Regulation S-K 407(d)(5) of the Securities and Exchange Commission.

Compensation Committee.  The compensation committee presently is composed of John C. Schweitzer (Chairman), C. Ronald Blankenship, A. R. Carpenter and Douglas S. Luke, all of whom are independent as defined in the listing standards of the New York Stock Exchange. The compensation committee held four meetings related to reviewing 2007 annual performance and determining 2007 compensation, to establish the 2008 incentive compensation plan, to discuss leadership development and succession planning, and to review and approve modifications to our executive compensation plans, including amended and restated severance and change of control agreements discussed elsewhere in this proxy statement. This committee has the responsibility of approving the compensation arrangements for senior management, including annual bonus and long-term compensation. It also recommends to the board of directors adoption of any compensation plans in which officers and directors are eligible to participate, and makes grants of equity awards under our Long-Term Omnibus Plan.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee, which is presently composed of A. R. Carpenter (Chairman), Raymond L. Bank and John C. Schweitzer, met once during 2007. All members of the nominating and corporate governance committee are independent as defined in the listing standards of the New York Stock Exchange. The purpose of the nominating and corporate governance committee is:

—	to assist our board in establishing criteria and qualifications for potential board members;

—

to identify high quality individuals who have the core competencies and experience to become members of our board and to recommend to the board the director nominees for the next annual meeting of shareholders;

—

to establish corporate governance practices in compliance with applicable regulatory requirements and consistent with the highest standards, and recommend to the board the corporate governance guidelines applicable to us;

—	to lead the board in its annual review of the board’s performance and establish appropriate programs for director development and education; and

—	to recommend nominees for each committee of the board.

The nominating and corporate governance committee will consider written recommendations from shareholders for nominees for director. Shareholders wishing to submit names for consideration should submit the following to the Corporate Secretary, at our address set forth on page 1 of this proxy statement:

—	Biographical information about the candidate and a statement about his or her qualifications;

—

Any other information required to be disclosed about the candidate under the Securities and Exchange Commission’s proxy rules (including the candidate’s written consent to being named in the proxy statement and to serve as a director, if nominated and elected);

—	The names and addresses of the shareholder(s) recommending the candidate for consideration and the number of shares of our common stock beneficially owned by each.

Shareholders should submit recommendations by November 15, 2008 as described under the caption “Shareholder Proposals and Communications with the Board of Directors” below.

The committee will apply the same criteria to all candidates it considers, including any candidates submitted by shareholders. These criteria include independence, personal integrity, leadership skills, strategic thinking, willingness to make a time commitment, and breadth of knowledge about matters affecting us and our industry. In addition, the committee standing for election at the 2008 annual meeting will look for skills and experience that will complement the board’s existing make-up.

The committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the board during their current term. All nominees standing for election at the 2008 annual meeting are incumbent directors.

A non-employee director must submit his or her resignation to the committee upon a job change, in order to permit the committee to determine if the director’s new position creates any conflicts of interest. Directors may not stand for re-election after reaching age 75, unless the board, with committee input, elects to waive the mandatory retirement age.

When vacancies develop, the committee will solicit input regarding potential new candidates from a variety of sources, including existing directors and senior management. If the committee deems it appropriate, it may engage a third-party search firm. The committee will evaluate potential candidates based on their biographical information and qualifications and also may arrange personal interviews of qualified candidates by one or more committee members, other board members and senior management.

Investment Committee.  The investment committee presently is composed of Thomas G. Wattles (Chairman), C. Ronald Blankenship, Martin E. Stein, Jr. and Terry N. Worrell. This committee was formed to review and approve our capital allocation strategy, to approve investments and dispositions exceeding certain thresholds and to review our investment and disposition programs and the performance of in-process developments. The investment committee met six times during 2007.

Executive Committee.  The executive committee presently is composed of Martin E. Stein, Jr. (Chairman) or Mary Lou Fiala, if Mr. Stein is unavailable, and any two other directors who qualify as “independent” directors, as defined by the New York Stock Exchange, and who are available to meet when committee action is required. The executive committee did not meet during 2007. The executive committee is authorized by the resolutions establishing the committee to handle ministerial matters requiring board approval. The executive committee may not perform functions reserved under Florida law or the rules of the New York Stock Exchange for the full board of directors and, in addition, may not declare dividends.

AUDIT COMMITTEE REPORT

Our management is responsible for our internal controls and financial reporting process; the purpose of the audit committee is to assist the board of directors in its general oversight of our financial reporting, internal controls and audit functions. The audit committee operates under a written charter adopted by the board of directors. A copy of the charter can be found on the Company’s website at www.regencycenters.com. The four directors who serve on the audit committee have no financial or personal ties to us (other than director compensation and equity ownership as described in this proxy statement) and are all “financially literate” and “independent” for purposes of the New York Stock Exchange listing standards. That is, the board of directors has determined that none of the audit committee members have a relationship with us that may interfere with the member’s independence from us and our management.

The audit committee met with management seven times during the year to consider and discuss the adequacy of our internal controls and the objectivity of its financial reporting; in addition, the audit committee was on call as needed by management and KPMG LLP, the Company’s independent registered public accountants, to meet with or discuss any issues arising during the course of the year. The audit committee met privately with both KPMG LLP and the internal auditors, each of whom has unrestricted access to the audit committee.

The audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accountants are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The audit committee supervises the relationship between us and our independent registered public accountants, including making decisions about their appointment or removal, reviewing the scope of their audit services, approving non-audit services, and confirming their independence. The audit committee has discussed with the KPMG LLP the matters required to be discussed by Statement on Auditing Standard No. 61, “Communication with Audit Committees,” including the quality of our accounting principles, reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the audit committee discussed with KPMG LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from KPMG LLP to the committee required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”

In addition, the committee reviewed key initiatives and programs aimed at maintaining and strengthening the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures. As part of this process, the committee continues to monitor the scope and adequacy of our internal auditing program, and to review staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

Based on these reviews and discussions, the audit committee recommended to the board of directors and the board of directors approved that the audited financial statements be included in Regency’s annual report on Form 10-K for the year ended December 31, 2007.

J. Dix Druce, Jr., Chairman

Raymond L. Bank

A. R. Carpenter

Thomas G. Wattles

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Objectives

Regency’s compensation program is designed to attract, motivate, and retain executives who are capable of achieving the company’s key strategic goals. We compensate our executives through a mix of base salary, annual cash incentives and long-term equity compensation, with an emphasis on the role of incentives in contributing to the total. Our compensation programs are designed to be competitive with comparable employers and to align the interests of management with shareholders by awarding incentives for the achievement of specific key objectives.

Oversight of Compensation

The compensation committee of our board of directors is responsible for implementing Regency’s executive pay philosophy, evaluating compensation against the market and the philosophy, and approving the material terms of executive compensation arrangements, such as incentive plan participants, award opportunities, goals, and compensation earned under incentive plans. The committee is composed entirely of independent directors as defined by the New York Stock Exchange. The committee evaluates the performance of the CEO and determines his compensation based on this evaluation.

With respect to the other named executive officers, the committee considers the CEO’s input as to performance evaluation and recommended compensation arrangements. This compensation is subject to the final approval of the committee.

Management and the committee rely upon outside advisors to ascertain competitive pay levels, evaluate pay program design, and assess evolving technical constraints. During 2007 the committee engaged Towers Perrin to evaluate competitive pay practices, assist in the refinement of Regency’s performance share plan, value Regency’s equity awards, and evaluate the terms of its change-in-control agreements.

Targeted Level of Compensation

We rely on information prepared by Towers Perrin using the compensation survey of the National Association of Real Estate Investment Trusts (NAREIT) and the peer group analysis described below to evaluate pay levels for our named executive officers. The consultant to the compensation committee analyzes competitive total direct compensation at the peer REITs and real estate companies listed below, as disclosed in their proxy statements for prior years. We evaluate the appropriateness of the group annually and make adjustments accordingly. Three REITs considered in the past are no longer considered, based on merger and acquisition activity. To make up for their loss, we have added a comparably-size health care REIT.

—	AMB Property
—	AvalonBay Communities
—	Developers Diversified Realty
—	Duke Realty
—	Equity One
—	Federal Realty Investment Trust

—	Heritage Properties Trust(1)
—	Inland Real Estate
—	Kimco Realty
—	Liberty Property Trust
—	Macerich Co.
—	New Plan Excel Realty Trust(1)
—	Pan Pacific Retail Properties(1)
—	The St. Joe Company
—	United Dominion Realty Trust
—	Ventas Inc.(2)
—	Weingarten Realty Investors

(1)	Dropped for comparison purposes in 2007 because of a merger or other business combination.

(2)	Added in late 2007 to make up for the loss of the REITs in note 1 above.

We also use other published compensation surveys from CEL & Associates, Watson Wyatt, William Mercer and other consulting firms to benchmark pay data for officers other than our named executive officers.

Regency’s compensation philosophy is to set base salaries within a range around the competitive median and target total direct compensation that is meaningfully above the median for higher levels of performance. Although base salaries are generally targeted around the median, the actual salary of an executive may be above or below the median based on factors unique to that executive, such as experience or competency, the availability of meaningful peer data for the executive or year-to-year changes in peer group salaries.

Total direct compensation, which adds annual cash incentives and the expected value of long-term incentives, is targeted in the range of the 75th percentile for high levels of performance. These high levels of performance are consistent with Regency’s strategic plan and are expected to generate total shareholder returns better than the peer average over time. The company will pay higher incentives for exceptional performance, and in the case of Brian Smith, our chief investment officer, the company targets total direct compensation in the top decile for exceptional performance, due to the extraordinary current and future value added by development program he heads and the strong competition for talent in this area.

Elements of Compensation

In allocating compensation, we believe the compensation of senior levels of management should be predominantly performance-based since these levels of management have the greatest ability to influence corporate performance. The table below summarizes the allocation of the 2007 target compensation opportunity for our named executive officers and other senior management based upon the three primary elements of compensation (base salary, annual cash incentive, and long-term incentives).

Relative Size of Three Key Elements of Target Compensation Opportunity

Element	Average of Named Executive Officers(1)	Average of Regency Senior Management	Average of All Other Regency Executives

Base salary	18%	20%	60%

Annual incentives	22%	35%	20%

Long term incentives	60%	45%	20%

(1)	Opportunity at high performance level.

Targeted pay opportunity levels align with the market in each individual pay element as defined in our pay-for-performance philosophy. The elements of compensation are discussed in more detail below.

Base Salary

Base salary is fixed compensation payable every two weeks and is a standard market practice intended to compensate for basic daily responsibilities assigned to the position. Base salaries are reviewed annually. The following factors are considered in determining salary adjustments: market competitiveness in relation to Regency’s performance and capital structure, the roles and responsibilities of the executives, their contributions to the company’s business, an analysis of job requirements and the executives’ prior experience and accomplishments.

Our named executive officers received base salary increases ranging from 4% to 9% for 2007. Base salary increases for 2007 for Mr. Johnson and Mr. Smith were 9.1% and 7.7%, respectively, which were higher than for other employees, including the other named executive officers, due to the responsibilities and exceptional performance levels of these two individuals. Base salary increases for 2008 (4.2% to 4.6%) for the named executive officers other than Mr. Stein were in line with increases for other employees. Mr. Stein’s base salary for 2008 was increased by 10% in order to prevent him from falling into the lower quartile. His raise places his base salary at the 32nd percentile of the peer group, which is still significantly below the median.

Annual Cash Incentive – Overview

Regency pays an annual cash incentive based on achievement of key corporate objectives. All of the named executive officers are rewarded based on absolute growth in funds from operations (FFO) per share, as defined below, measured over a three year period. Management and the compensation committee believe that FFO per share growth is a key metric because shareholders of REITs closely monitor this metric and because FFO per share growth should contribute to long-term successes for shareholders. Regency considers FFO to be an accurate benchmark for our peer group and a meaningful performance measurement for the company because it excludes various items in net income, such as gains on sales of operating properties, that do not relate to or are not indicative of the operating performance of the ownership, management and development of real estate. We use a rolling three-year measurement period in order to avoid year-to-year distortions that could be caused by, for example, an unusual change due to acquisition activity in a prior year.

In addition to FFO per share, a portion of the incentive compensation of our chief investment officer is based on the performance of the investment group, specifically the net value created from developments and acquisitions, as defined below. Management and the committee believe that net value creation warrants rewarding given the importance of generating new developments for the long-term prospects for Regency.

The following table shows the allocation of the annual cash incentive to the different performance measures.

Weighting of Annual Cash Incentive Opportunity

Named Executive Officer	FFO per Share	Net Value Creation from Developments and Acquisitions

Mr. Stein	100%	0%

Ms. Fiala	100%	0%

Mr. Johnson	100%	0%

Mr. Smith	52%	48%

The definitions of the performance measures are as follows:

—

“FFO per Share” - FFO is defined by NAREIT generally as net income (computed in accordance with GAAP), (1) excluding real estate depreciation and amortization and gains and losses from sales of operating properties (other than gains and losses from the sale of development properties or land), (2) after adjustment for unconsolidated partnerships and joint ventures computed on the same basis as item 1, and (3) excluding items classified by GAAP as extraordinary along with significant non-recurring events.

—

“Net Value Creation from Developments and Acquisitions” - The net future value of development starts (stabilized net operating income estimated for each project divided by the prevailing market cap rate less the project’s net project costs) less G&A allocable to the investment group and dead deal costs, plus the net future value from acquisitions (a 5% profit margin based on the total dollar amount of the acquisition).

Award opportunities under the annual cash incentive plan are consistent with the pay philosophy in that they provide above-median award opportunities for achievement of Regency’s high performance expectations. We pre-establish a range of goals and corresponding payout opportunities. The maximum possible awards are capped. The following table shows the performance criteria for FFO per share growth for cash awards that could be earned under our 2007 incentive plan:

2005 – 2007 FFO/Share Growth Rate	Performance Level	% of Opportunity Earned
10%	Exceptional	100%
9%		90%
8%	High	80%
7%		70%
6%		60%
5%	Median	50%
3.75%		37.5%
2.5%	Threshold	25%

We also provided for a cash award to Mr. Smith based on net future value created from development starts and acquisitions in 2007. The following table shows the performance criteria for this portion of the cash award he could earn under our 2007 incentive plan:

Net Value Created	Performance Level	% of Opportunity Earned
$150 million	Exceptional	100%
$140 million		90%
$130 million	High	80%
$120 million		70%
$110 million		60%
$100 million	Median	50%
$75 million	Threshold	25%

Annual Cash Incentive – 2007 Results v. 2007 Incentive Plan Goals

The cash incentive awards actually made to our named executive officers based on the above performance criteria are shown in the summary compensation table under the column “Non-Equity Incentive Plan Compensation.” The following table compares actual performance in 2007 against the range of minimum and maximum possible awards:

	Threshold	Exceptional	2007 Performance	% of Maximum Award Earned

FFO per share	2.5%	10%	9.4%(1)	95%

Net value creation from development starts and acquisitions	$75 million	$150 million	$184 million	100%

(1)	For the three-year performance period 2005-2007.

Discretionary Awards in 2007

As reported last year, the compensation committee granted discretionary stock rights awards in January 2007 to our chief investment officer and CFO totaling $362,500 and $150,000, respectively, for their 2006 performance. These grants are shown in the awards tables elsewhere in this proxy statement. These awards, along with a discretionary cash bonus to Mr. Smith of $262,500, were made in recognition of the substantial contribution Mr. Smith has made to the expansion of our development program and the extraordinary amount of work performed by Mr. Johnson in closing our Open End Fund in 2006.

Our chief investment officer received a special discretionary award in January 2008 totaling $350,000, of which $175,000 was paid in cash and $175,000 was paid as a stock rights award that vests 25% per year over the next four years. This discretionary award was made to recognize Mr. Smith’s work in 2007 in leading the growth in the investment group’s capability to effectively manage an investment program that is expected to create significant additional value in future years. The compensation committee took into consideration the strong competition for talent in both public and private development companies. Regency believes Mr. Smith is one of the top investment executives in the shopping center business, so we choose to pay accordingly to retain such talent.

Long-Term Incentives – Overview

The compensation committee strongly believes that providing executives with an opportunity to increase their ownership of common stock aligns their interests with shareholders. We maintain our Long-Term Omnibus Plan for the purpose of granting various types of equity awards, including stock rights awards, to provide incentives for management to increase stockholder value and thereby align the interests of management with the interests of our stockholders. In addition, the multi-year nature of the performance and vesting periods provides an incentive for executives to stay with the company.

Our compensation committee has authority to determine eligible participants, the types of awards and the terms and conditions of awards. Award opportunities under the Long-Term Omnibus Plan are consistent with the pay philosophy in that they provide above-median award opportunities for achievement of Regency’s high performance expectations. The plan uses two different stock-based awards in order to promote stock ownership among the participants and to emphasize the importance of total shareholder return. Contingent share awards, or performance share award opportunities, are awarded to our named executive officers, subject to the achievement of select performance goals as described below. Other executives receive restricted share awards as described below.

Our practice is to determine the dollar amount of equity compensation that we want to provide and then to grant the number of shares based on the fair market value at the date of committee action.

When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the compensation committee review and consider the accounting implications of a given award, including the estimated compensation expense, the periods over which that expense will be incurred and/or dilutive considerations with respect to FFO per share.

Long Term Incentives: Performance Shares

Performance goals are established for a three-year performance period. Following the end of the period, performance versus goals is considered, awards are determined, and the corresponding number of shares vest. Dividend equivalents will vest when the underlying share award vests and will be paid in shares as if dividends paid on unvested shares at the same rate as paid on our common stock were reinvested annually. No shares will be earned if the minimum performance levels are not achieved.

Performance share opportunities awarded to our named executive officers in 2005 and 2006 for the 2005-2007 and 2006-2008 performance periods, respectively, are described in notes (4) and (5) to the table for outstanding equity awards at fiscal year-end 2007 that is included elsewhere in this proxy statement. Performance share opportunities awarded in 2007 can be earned based on performance against goals over the 2007-2009 period. Corporate measures used to determine the vesting of performance share awards are FFO per share growth and relative total shareholder return. Regency has long believed that FFO per share growth is a key driver of success, hence its prominence in the performance share awards. Relative total shareholder return is used because it measures our overall success against the total shareholder return, including dividends, of a relevant group of peers. Regency’s total shareholder return is compared to that of the following peer companies (a subset of shopping center REITs within the broad peer group listed above):

—	Developers Diversified Realty
—	Equity One
—	Federal Realty Investment Trust
—	Inland Real Estate
—	Kimco Realty Corp
—	New Plan Excel Realty Trust, and
—	Weingarten Realty Investors

Two-thirds of the performance share opportunity award for Messrs. Stein and Johnson and Ms. Fiala (and 50% of the performance share award for Mr. Smith) is tied to compounded FFO per share growth. We emphasize FFO per share growth because our named executive officers have more control over FFO per share growth than shareholder return, which is subject to external factors, such as stock market fluctuations. The remaining third of the performance share award (25% in the case of Mr. Smith) is subject to relative total shareholder return success as described below. In addition, 25% of the performance award for Mr. Smith, our chief investment officer, is tied to net value realized from developments and acquisitions measured at the end of the three-year performance period, as further described below.

The following table shows the performance criteria for compounded FFO per share growth for performance share awards covering the three-year performance period of 2007 through 2009. Percentage growth is measured as FFO per share in excess of $3.88 per share.

2007 – 2009 Compounded FFO/Share Growth Rate	Performance Level	% of Opportunity Earned
10%	Exceptional	100%
9%		90%
8%	High	80%
7%		70%
6%		60%
5%	Median	50%
3.75%		37.5%
2.5%	Threshold	25%

The following table shows the performance criteria for relative total shareholder return for performance share awards for the three-year performance period of 2007 through 2009. Total shareholder return is based on the closing price of our common stock as of the end of the year in question and assumes the reinvestment of cash dividends on each applicable ex-dividend date. Relative shareholder return is our rank compared against the total shareholder return for our peer group of shopping center REITs listed above.

Rank in Peer Group	Performance Level	% of Opportunity Earned

Top 12.5%	Exceptional	100%

Top 25%		90%

Top 37.5%	High	80%

Top 50%	Median	50%

Top 62.5%		37.5%

Top 75%	Threshold	25%

In the case of Mr. Smith, 25% of his performance share opportunity is based on the performance of our investment group. Net value realized will be measured using a formula described above under “— Elements of Compensation — Annual Cash Incentive — Overview.” A threshold award of 25% will be earned if the net value realized by Regency’s investment group in 2007 is at least $75 million, measured at the end of the three-year performance period ended December 31, 2009, and 100% will be earned if the net value realized is at least $150 million.

The following table sets forth additional information about the performance criteria tied to the investment group:

Net Value Realized	Performance Level	% of Opportunity Earned

$150 million	Exceptional	100%

$140 million		90%

$130 million	High	80%

$120 million		70%

$110 million		60%

$100 million	Median	50%

$75 million	Threshold	25%

The performance share awards made for the 2008-2010 period differ in how our total shareholder returns are evaluated. Continued mergers and acquisitions have reduced the number of comparable REITs (in property type and size) for use within a comparative measure. Beginning in 2008 we will compare our performance to the Morgan Stanley Shopping Center REIT index. Our performance goals will be established based on performance within a range (+/- 300 basis points) around the index.

Long Term Incentive: Restricted Shares / Stock Rights Awards

A restricted share award is a grant of stock that vests after certain conditions are met. Restricted shares are used to motivate and retain employees as well as promote employee stock ownership. The restricted share awards we are currently granting to most officers are “time-based” and vest equally over a four-year period. We refer to them as stock rights awards because we do not issue the shares until the vesting conditions have been satisfied. Generally, we make time-based stock rights awards to officers below the named executive officer level, because we want the equity compensation of our named executive officers to be tied primarily to specific performance objectives. As previously mentioned, we made discretionary stock rights awards in 2007 and 2008 to our chief investment officer and in 2007 to our CFO. We paid these bonuses in the form of time-based awards as opposed to outright stock grants in order to encourage these two executives to remain with Regency.

Long Term Incentive: Stock Options

We currently grant performance shares and stock rights awards rather than stock options as part of our compensation package. For our named executive officers, these awards are tied to specific performance criteria established for both the current year and future three year periods based upon the attainment of objectives that are integral to Regency’s strategic plan. Since we grant fewer shares with these types of awards than we would have granted in the form of options, stock grants also reduce dilution to approximately one-third of the rate we would experience in granting options.

Some employees hold outstanding stock option grants awarded in prior years that expire as late as 2015. All stock options were granted with an exercise price equal to the stock’s fair market value at the date of grant. All stock options granted have ten-year lives, contain vesting terms of one to five years from the date of grant. Some have dividend equivalent rights. The options that expire in 2015 were granted in 2005 as part of a reload exchange program in which almost all reload rights that were part of existing options were exchanged for new options without reload rights or for stock rights awards.

Retirement: 401(k) & Profit-Sharing Plan

To provide employees with the opportunity to save for retirement on a tax-deferred basis, Regency sponsors a 401(k) plan pursuant to which Regency matches employee contributions at 100% up to $3,600 for 2007. In addition, if Regency achieves a stated FFO target for the year, the company will make a profit-sharing contribution equal to 0.5% times FFO. The pool of funds is distributed pro-rata to all eligible employees based upon a salary cap of $50,000. If we do not meet this performance objective, no profit-sharing contribution is made. We are strongly committed to encouraging all employees to save for retirement. We review our company match, employee participation levels and communication programs throughout the year to ensure that this benefit remains competitive with comparable companies as well as the national average.

Retirement: Non-Qualified Deferred Compensation Plan

We sponsor a non-qualified deferred compensation plan that allows senior executives and directors to defer compensation that would otherwise be paid. The plan gives eligible employee participants who would otherwise be limited by federal law in the amounts they could contribute to our 401(k) plan the ability to save beyond those limits by providing another savings vehicle. Our non-qualified deferred compensation plan works together with the qualified 401(k) plan to assist executives in building a foundation for their retirement. We believe this is an attractive benefit for highly paid employees and that most companies offer executives some type of executive retirement benefit above and beyond the qualified plan limits. We have the right to make contributions to the participants’ accounts, but we have never done so. See “Executive Compensation – Summary of Our Non-Qualified Deferred Compensation Plans“ for additional information about this plan and a predecessor plan that we maintain.

Compensation on Termination of Employment

Each of our named executive officers has a severance and change of control agreement. We believe these agreements are important for retention purposes, as many companies with which we compete offer severance compensation, particularly in connection with a change of control. We do not believe that any of our executive officers have accumulated sufficient individual wealth that they will not be concerned with losing their positions, including as the result of a change of control Accordingly, our named executive officers have the right to receive enhanced severance compensation, including the vesting of unvested equity awards, if they are terminated without cause or they leave for good reason within two years after a change of control. We believe that such compensation gives our named executive officers incentive (1) to stay with the company despite the possibility of losing employment after a change of control and (2) to focus on obtaining the best possible value for shareholders in a change of control transaction.

Effective January 1, 2008, we amended the severance and change of control agreements with all our officers, which otherwise would have renewed for an additional five-year term, to make them more shareholder friendly and to address changes in the tax laws, including new regulations under Section 409A of the Internal Revenue Code relating to deferred compensation. For example, for most officers we eliminated the gross-up for federal and state income taxes and excise taxes for “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code. Their change of control compensation will be scaled back to just below that which would otherwise trigger excise taxes. We retained the gross-up for excise taxes, but not for federal or state income taxes, for Brian Smith, but only until the fifth anniversary date of his last promotion (or September 19, 2010), and only if his total change of control compensation would exceed the Section 280G limit by more than 10%. Because of his promotion, his five-year base for the computation of parachute payments does not fully reflect his current compensation. Based on evolving practices of other companies, we changed the formula for cash bonuses on termination to a multiple of the officer’s average cash bonus over the previous three years, as opposed to the greater of the most recent cash bonus or the target cash bonus for the year of termination. This formula ties the cash bonus on termination to a longer performance period and reduces the possibility of distortion based on a one-year measurement period. We also provide for the payment, if approved by the compensation committee, of any annual cash bonus accrued for the year through the date of termination because that amount is likely to have actually been earned.

In amending the agreements, we were sensitive to avoiding morale issues that would result from any wholesale elimination of existing benefits. Accordingly, the amended and restated agreements retain the same multiples of base compensation and annual cash bonus on termination of employment as the prior agreements, with the exception of Brian Smith, whose severance multiple was increased from 1.0x to 1.5x in recognition of his promotion to chief investment officer since the date of his original agreement. Our compensation committee will evaluate the current agreements again in light of best practices as part of the next renewal cycle. We reduced the term of the agreements from five to three years, to expedite that review.

Like the agreements they replaced, the amended and restated agreements provide for compensation on a change of control only on a “double trigger,” i.e., only if a change of control occurs and the officer is terminated without cause or leaves for good reason within two years after the change of control. However, like the agreements they replaced, the amended and restated agreements provide for the vesting and cash-out of unvested stock options and stock rights awards on a single trigger i.e., on a change of control, if Regency or the surviving company in a business combination transaction is not a public company after the change of control. Performance shares, as opposed to time vesting awards, will entitle the executive to receive a cash payment at the end of the performance period based on the fair market value of our stock immediately before the change of control, plus interest, provided that the officer remains employed by the surviving company until that date. The cash-out feature is based on our belief that the illiquid equity in a private company does not provide as meaningful an incentive as equity in a public company.

For additional information on compensation on termination of employment, including death, disability and retirement, see “Executive Compensation – Compensation on Termination of Employment.”

Other Policies

Our executive officers are subject to stock ownership guidelines. See “Voting Securities – Stock Ownership Policy for Officers and Directors.”

The Sarbanes-Oxley Act of 2002 subjects incentive compensation and stock sale profits of our CEO and CFO to forfeiture in the event of an accounting restatement resulting from any non-compliance, as a result of misconduct, with any financial reporting requirement under securities laws. The compensation committee has not adopted any additional forfeiture provisions for incentive compensation.

Because all our employees are employed by our operating partnership and not by Regency itself, we believe they are not subject to Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid by corporations to executives named in their summary compensation tables to the extent it exceeds $1 million per executive. Nevertheless, our annual cash incentive awards are designed to comply with the requirements of Section 162(m). However, for business reasons, some elements of our compensation for our named executive officers would not meet Section 162(m)’s requirements, if they are found to apply to us. For example, most awards we grant include dividend equivalent units, or DEUs. DEUs are an important component of increases in shareholder value for REITs, which must distribute 90% of their REIT taxable income to shareholders. Our compensation committee therefore believes it is important to include DEUs are part of our equity-based awards even if they do not comply with Section 162(m)’s requirements.

COMPENSATION COMMITTEE REPORT

For the year ended December 31, 2007, our compensation committee:

—	reviewed and discussed the compensation discussion and analysis with our management; and

—	based on this review and discussion, recommended to our board of directors that the compensation discussion and analysis be included in this proxy statement.

John C. Schweitzer, Chairman

C. Ronald Blankenship

A. R. Carpenter

Douglas S. Luke

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of our chief executive officer, our chief financial officer and each of our other executive officers for 2006 and 2007. We refer to these individuals as our “named executive officers.”

SUMMARY COMPENSATION TABLE FOR 2007

Name and Principal Position	Year(1)	Salary ($)		Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compen- sation ($)(4)		Change in Pension Value and Non- qualified Deferred Compen- sation Earnings(5)		All Other Compen- sation ($)(6)		Total ($)

Martin E. Stein, Jr. Chairman and Chief Executive Officer	2007 2006	$ $	600,000 575,000	$ $	— —	$ $	3,040,984 2,794,244	$ $	323,684 323,684	$ $	926,250 855,000	$ $	— —	$ $	61,959 426,775	$ $	4,952,877 4,974,703

Mary Lou Fiala President and Chief Operating Officer	2007 2006	$ $	432,000 415,000	$ $	— —	$ $	2,105,316 1,752,606	$ $	166,122 166,122	$ $	541,500 495,000	$ $	— —	$ $	18,996 178,218	$ $	3,263,934 3,006,946

Bruce M. Johnson Managing Director and Chief Financial Officer	2007 2006	$ $	360,000 330,000	$ $	— —	$ $	1,564,745 1,117,292	$ $	118,594 118,594	$ $	427,500 360,000	$ $	— —	$ $	37,596 136,910	$ $	2,508,435 2,062,796

Brian M. Smith Managing Director and Chief Investment Officer	2007 2006	$ $	350,000 325,000	$ $	175,000 262,500	$ $	1,942,549 1,678,424	$ $	33,496 33,496	$ $	871,750 528,000	$ $	— —	$ $	14,361 17,322	$ $	3,387,156 2,844,742

(1)	We have included only two years of compensation in this table, as permitted by SEC rules phasing in new disclosure requirements.

(2)

The amounts in this column for 2007 include the aggregate amount recognized for financial reporting purposes in accordance with FAS 123(R) for stock rights awards that vested during 2007, except that in accordance with SEC rules, the amounts do not reflect an estimate for forfeitures related to service-based vesting conditions. None of the individuals in the table forfeited any unvested restricted stock during 2007 with service-based vesting conditions.

In addition, this column includes amounts recognized for financial reporting purposes in 2007 in accordance with FAS 123(R) for performance share awards that are likely to be earned in future years, based on satisfaction of performance criteria during 2007. We consider the likelihood of meeting performance criteria based upon management’s estimates. We use a Monte Carlo simulation model for performance awards tied to total shareholder return. We compare the peer group members based on stock volatility, risk-free interest rates and total shareholder return through the grant date, use that data to simulate each peer group company’s stock returns from the grant date through the three-year performance period, and then estimate a pay-out percentage for our performance awards.

All awards included in this column were valued using the closing price of our common stock on the last trading day preceding the date of grant.

(3)

The amounts in this column for 2007 include the aggregate amount recognized for financial reporting purposes in 2007 in accordance with FAS 123(R) for stock options that vested during 2007, except that in accordance with SEC rules, the amounts have not been adjusted to reflect an estimate for forfeitures related to service-based vesting conditions. None of the individuals in the table forfeited any unvested options in 2007 with service-based vesting conditions. The following table sets forth the assumptions we made in arriving at the grant date fair value shown for all the awards included in this column:

	No. of Options	Date of Grant	Expected Dividend Yield	Risk-Free Interest Rate	Expected Volatility	Expected Life in Years	Grant Date Fair Value
Mr. Stein	219,447	01/17/2005	4.30%	3.70%	18.00%	4.4	$1,294,737
Mr. Johnson	80,403	01/17/2005	4.30%	3.70%	18.00%	4.4	$474,378
Ms. Fiala	112,625	01/17/2005	4.30%	3.70%	18.00%	4.4	$664,488
Mr. Smith	22,709	01/17/2005	4.30%	3.70%	18.00%	4.4	$133,983

(4)

The amounts in this column for 2007 represent cash bonuses awarded under our 2007 incentive plan based on growth in FFO per share during the three-year period ended December 31, 2007, and in the case of Mr. Smith also include $400,000 based on the net future value of development starts and acquisitions made during 2007 by Regency’s investment group. The amount for Mr. Smith for 2007 also includes a $68,000 catch-up amount for 2007 investment performance allowed under the 2006 plan.

(5)

We do not maintain any defined benefit pension plans. No earnings are deemed above-market or preferential on compensation deferred under our two non-qualified deferred compensation plans. Contributions deemed invested in Regency common stock under the plans are deemed to earn dividends at the same rate as we pay dividends. All other contributions to the plans are deemed invested in hypothetical investment options selected by the executive from the same menu of investment options offered to all participants in our 401(k) and profit sharing plan. See “— Summary of Our Non-Qualified Deferred Compensation Plans“ for additional information.

(6)	The amounts in this column for 2007 consist of the following for each executive: (a) a $7,088 contribution to our 401(k) and profit sharing plan, and (b) a $1,000 Christmas bonus, plus:

Named Executive Officer	Life Insurance Premiums ($)	Dividend Equivalents on Stock Option Awards Not Previously Expensed(i) ($)

Mr. Stein	$5,934	$47,937

Ms. Fiala	$5,934	$4,974

Mr. Johnson	$9,108	$20,400

Mr. Smith	$3,174	$3,099

(i)

Some, but not all, options earn dividend equivalent units (DEUs) that vest at the same rate as the underlying options. Vested DEUs are distributed annually based on the per share dividends on our common stock, less the average dividend rate of the S&P 500 on the original option grant date. The amounts in this column represent DEUs vested and distributed during 2007 on stock options awarded before January 1, 2005, when we began expensing stock option grants under FAS 123(R). We pay DEUs in common stock. Therefore, the amounts shown are based on the closing price of our common stock on the date of the distribution. The amounts in this column do not include DEUs distributed on stock options or stock rights awards that we have expensed under FAS 123(R), because the value of the DEUs has already been taken into account in determining and reporting grant date fair value of those options and stock rights awards under FAS 123(R).

Incentive Plan Awards

Cash bonuses under our 2007 incentive plan are based on growth in FFO per share during the three-year period ended December 31, 2007. A portion of Mr. Smith’s cash bonus for 2007 also is based on the performance of the investment group.

Equity awards that may be earned under our 2007 incentive plan are issuable under our Long-Term Omnibus Plan. Our 2007 incentive plan provides for the issuance to our named executive officers of performance share awards that are based on achieving specified thresholds for compounded FFO growth per share and specified thresholds for relative shareholder return during 2007 through 2009. Each award provides for a specific number of shares depending on the extent to which the performance levels are achieved. No shares will be earned if the minimum performance levels are not achieved. Any earned share awards will vest immediately. Dividend equivalents will vest when the underlying share award vests and will be paid in shares, as if dividends paid on unvested shares at the same rate as paid on our common stock were reinvested annually. Two-thirds of the performance award for Messrs. Stein and Johnson and Ms. Fiala and 50% of the performance award for Mr. Smith is tied to compounded FFO growth per share, and 25% of the performance award for Mr. Smith, our chief investment officer, also is tied to the net value realized from development starts and acquisitions. The performance criteria are set forth above under “Compensation Discussion and Analysis.” Any earned award will vest on January 29, 2010 and be paid in shares.

The total maximum possible number of shares that can be earned by each named executive officer under our 2007 incentive plan (excluding dividend equivalents) was computed based on the following dollar amounts, using a share price of $85.04 (the closing price on January 26, 2007, the date established in the 2007 incentive plan):

Name	Amount

Mr. Stein	$2,925,000

Ms. Fiala	$1,710,000

Mr. Johnson	$1,350,000

Mr. Smith	$1,675,000

The following table sets forth information about plan-based awards granted to our named executive officers during 2007, all of which were made under our 2007 incentive plan. We did not grant any options to our named executive officers during 2007. In the case of Mr. Stein, Ms. Fiala and Mr. Johnson, the line items consist of the following:

—

the first line item represents the range of possible cash pay-outs based on FFO per share growth during the three years ended December 31, 2007 (the amounts actually paid are shown in the summary compensation table);

—	the second line item represents the range of possible performance shares to be earned based on 2007-2009 compounded FFO per share growth; and

—	the third line item represents the range of possible performance shares to be earned based on 2007-2009 relative shareholder return.

In the case of Mr. Smith, the line items consist of the following:

—

the first line item represents the range of possible cash pay-outs based on FFO per share growth during the three years ended December 31, 2007 (the amount actually paid is shown in the summary compensation table);

—

the second line item represents the range of possible cash pay-outs based on the net value created from development starts and acquisitions during 2007 (the amount actually paid is shown in the summary compensation table);

—	the third line item represents the range of possible performance shares to be earned based on 2007-2009 compounded FFO per share growth;

—	the fourth line item represents the range of possible performance shares to be earned based on 2007-2009 relative shareholder return; and

—	the fifth line item represents the range of possible performance shares to be earned based on the net value realized from development starts and acquisitions in 2007, measured at the end of 2009.

In the case of Messrs. Johnson and Smith, the fourth and sixth line items, respectively, consist of a discretionary stock rights award that vests over four years.

GRANTS OF PLAN-BASED AWARDS DURING 2007

Name	Grant Date of Equity Incentive Plan Awards(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)						Estimated Future Payouts Under Equity Incentive Plan Awards(3)(4)						All Other Stock Awards: Number of Shares of Stock or Units (#)(4)		Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)

Martin E. Stein, Jr.	01/29/2007	$243,750		$780,000		$975,000
	01/29/2007							5,733	(6)	18,344	(6)	22,930	(6)			$1,959,750
	01/29/2007							2,866	(7)	9,172	(7)	11,465	(7)			$559,845

Mary Lou Fiala	01/29/2007	$142,500		$456,000		$570,000
	01/29/2007							3,351	(6)	10,724	(6)	13,405	(6)			$1,145,700
	01/29/2007							1,676	(7)	5,362	(7)	6,703	(7)			$327,294

Bruce M. Johnson	01/29/2007	$112,500		$360,000		$450,000
	01/29/2007							2,646	(6)	8,467	(6)	10,583	(6)			$904,500
	01/29/2007							1,323	(7)	4,233	(7)	5,292	(7)			$258,390
	01/29/2007													1,764	(8)	$150,000

Brian M. Smith	01/29/2007	$106,250		$340,000		$425,000
	01/29/2007	$100,000	(9)	$320,000	(9)	$400,000	(9)
	01/29/2007							2,499	(6)	7,996	6)	9,995	(6)			$850,000
	01/29/2007							1,249	(7)	3,998	(7)	4,998	(7)			$246,500
	01/29/2007							1,176	(10)	3,763	(10)	4,704	(10)			$400,000
	01/29/2007													4,263	(8)	$362,500

(1)

Our compensation committee met on December 13, 2006 and established January 26, 2007 as the pricing date for equity incentive awards under the 2007 incentive plan. The committee chose January 26, 2007 because it would be close to the time established for performance review meetings for 2006, when incentive awards under the 2007 incentive plan also would be communicated. The committee met on January 29, 2007 and approved the 2007 equity incentive plan grants as proposed at its December 13, 2006 meeting.

(2)

Except as provided in note (9) below with respect to a portion of Mr. Smith’s award, the amounts shown in these three columns represent the range of possible cash incentive awards that could have been earned under our 2007 incentive plan for growth in FFO per share during 2005 through 2007. The cash incentive awards based on 2005-2007 FFO per share growth have been made for 2007 and are included in the summary compensation table under the column “Non-Equity Incentive Compensation Plan Compensation.”

(3)

The amounts shown in these three columns represent the range of stock awards that may be earned, together with dividend equivalents, under our 2007 incentive plan for performance during 2007 through 2009. We define “target” as high performance. Any earned award, together with dividend equivalents on the earned awards, will vest on January 29, 2010 and be paid in shares. For additional information, see “—Compensation Discussion and Analysis.”

(4)	The executives do not have voting rights on shares subject to stock awards until vested.

(5)

Except as provided in note (10) below with respect to time-vesting stock rights awards for Messrs. Johnson and Smith, the amounts in this column represent the aggregate grant date fair value, computed in accordance with FAS 123(R), of performance share award opportunities granted in 2007. The awards were valued using the closing price of our common stock on the last trading day preceding the date of grant. The amounts shown reflect the estimates we have used for financial reporting purposes of the total amount we will expense as the award is earned over the three-year performance period, based on historical experience and our estimate of the portion of the maximum award opportunity that will be earned. The actual value realized by the executives will depend on the market value of our common stock on the dates that the awards vest and the actual number of performance shares earned.

(6)

Of the maximum possible stock award, a threshold award of 25% will be earned if the compounded FFO per-share growth rate during the three-year performance period ended December 31, 2009 is 2.5%, and 100% will be earned if the FFO per-share growth rate is 10% or more. The percentage earned will be extrapolated for growth rates (rounded to the nearest 0.25%) between these two benchmarks. For additional information, see “Compensation Discussion and Analysis.”

(7)

Of the maximum possible stock award, a threshold award of 25% will be earned if our total annual shareholder return is in the top 75% of our peer group for the three-year performance period ended December 31, 2009, and 100% will be earned if we are in the top 12.5% of our peer group. Our rank will be rounded to the nearest performance level. For additional information, see “Compensation Discussion and Analysis.”

(8)

These shares represent a special stock rights award under our Long Term Omnibus Plan unrelated to our 2007 incentive plan. The shares subject to this stock rights award vest, along with the related dividend equivalent rights, 25% on January 29 in each of 2008, 2009, 2010 and 2011. All shares in this column earn dividend equivalent units, or DEUs, from the date the award is earned at the same rate as dividends paid on our common stock, as if dividends were reinvested annually. The executive is entitled to these DEUs under the same vesting schedule as the related stock award.

(9)

These amounts represent the range of possible awards that Mr. Smith could have earned under our 2007 incentive plan based on the net value created from development starts and acquisitions during 2007. A cash incentive award of $400,000 based on these criteria has been made for 2007 and is included in the summary compensation table under the column “Non-Equity Incentive Compensation Plan Compensation.” For additional information, see “—Compensation Discussion and Analysis.”

(10)

Of the maximum possible stock award, a threshold award of 25% will be earned if the net value realized from development starts of Regency’s investment group in 2007 is at least $75 million, measured at the end of the three-year performance period ended December 31, 2009, and 100% will be earned if the net value realized is at least $150 million. The formula for net value realized will be based on capitalized net operating income from the development properties, reduced by general and administrative expenses allocable to the investment group and dead deal costs. For additional information, see “Compensation Discussion and Analysis.”

The following table sets forth information about outstanding equity awards held on December 31, 2007 by our named executive officers. The amounts include unvested dividend equivalent units earned as of December 31, 2007.

In addition to the vesting provisions described below:

—	There will be accelerated vesting for unvested stock options and stock awards upon termination of employment within two years following a change of control, as defined in change of control agreements.

—

In the event of a change of control as a result of which Regency or the successor corporation in a business combination is not a public company, (1) all stock options and restricted stock or stock rights awards that vest based on continued employment will vest in full and be cashed out, based on the fair market value of our common stock immediately before the change of control, and (2) performance share awards will be converted to the right to receive a cash payment (based on such fair market value), plus interest at the prime rate, adjusted annually, at the end of the performance period, provided that the executive remains employed through that date.

—

Stock options and stock rights awards that vest based on continued employment will vest in full on death or disability, and the executive (or his or her estate) will remain eligible to receive performance shares, subject to satisfaction of the performance goals over the remainder of the performance period, as if the executive remained employed.

See “— Compensation on Termination of Employment.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Martin E.	16,000	109,724	(2)		$51.36	01/17/15	49,796	(3)	$3,211,344	40,901	(4)	$2,637,705
Stein, Jr.										47,185	(5)	$3,042,961
										35,293	(6)	$2,276,046
Mary Lou	8,195				$54.52	01/01/11	32,410	(3)	$2,090,121	23,679	(4)	$1,527,059
Fiala	3,667				$54.05	12/14/11				27,317	(5)	$1,761,673
		56,313			$51.36	01/17/15				20,633	(6)	$1,330,622
Bruce M.	1,311				$46.50	07/29/09	22,202	(3)	$1,431,807	17,221	(4)	$1,110,582
Johnson	1,001				$46.73	07/29/09				19,868	(5)	$1,281,287
	4,319				$48.85	07/29/09				16,289	(6)	$1,050,478
	2,097				$54.05	07/29/09
	6,995				$46.50	12/14/09
	2,315				$48.85	12/14/09
		40,203	(2)		$51.36	01/17/15
Brian M.		11,355	(2)		$51.36	01/17/15	40,651	(3)	$2,621,583	9,042	(4)	$583,119
Smith										27,814	(5)	$1,793,725
										20,211	(6)	$1,303,407

(1)

The amounts in this column have been computed based on the closing price of our common stock on December 31, 2007, the last business day of the year ($64.49). The actual value realized by the executive will depend on the market value of our common stock on the date that the awards vest and the actual number of shares that vest.

(2)	These options vest 50% per year on January 17, 2008 and 2009.

(3)	These stock rights awards vest as follows:

Unvested Stock Rights Awards				Vesting Dates
Martin E. Stein, Jr. (#)	Mary Lou Fiala (#)	Bruce M. Johnson (#)	Brian M. Smith (#)

6,735	4,403	2,608	4,798	100% on January 20, 2008

6,735	4,403	2,608	1,600	January 20, 2012, subject to accelerated vesting on January 20, 2008 if performance criteria are met

8,395	5,890	3,487	6,964	50% per year on January 17, 2008 and 2009

12,593	8,834	5,231	3,477	50% per year on January 17, 2008 and 2009 if performance criteria are met for the applicable year

15,338	8,880	6,458	15,402	33.33% per year on January 13, 2008, 2009 and 2010

			4,036	33.33% per year on January 13, 2008, 2009 and 2010

		1,810	4,374	25% per year on January 29, 2008, 2009, 2010 and 2011

(4)

These shares represent the maximum possible awards available on December 31, 2007 under our 2005 incentive plan based on performance during 2005 through 2007. Of these awards, 50% (100% in the case of Mr. Smith) is based on compounded FFO-per share growth rate and 50% is based on relative annual shareholder return. One half of any earned performance shares will vest, if at all, on January 17, 2008 and be paid immediately in shares, and the remaining half will take the form of a stock rights award that will vest 50% on January 17, 2009 and 50% on January 17, 2010, subject to the executive’s continued employment with us. For additional information, see “—Incentive Plan Awards.” One-half of the earned award was paid in shares on January 17, 2008.

(5)

These shares represent the maximum possible awards available on December 31, under our 2006 incentive plan based on performance during 2006 through 2008. Of the awards held by Mr. Stein, Ms. Fiala and Mr. Johnson, two-thirds will be based on compounded FFO-per share growth rate and one-third will be based on total relative shareholder return. Of the awards held by Mr. Smith, 33.5% will be based on compounded FFO-per share growth rate, 16.5% will be based on relative annual shareholder return and 50% will be based on the performance of our investment group. The awards will vest, if at all, on January 13, 2009 and be paid immediately in shares.

(6)

These shares represent the maximum possible awards available on December 31, under our 2007 incentive plan based on performance during 2007 through 2009. Of the awards held by Mr. Stein, Ms. Fiala and Mr. Johnson, two-thirds will be based on compounded FFO-per share growth rate and one-third will be based on total relative shareholder return. Of the awards held by Mr. Smith, 50% will be based on compounded FFO-per share growth rate, 25% will be based on relative annual shareholder return and 25% will be based on the performance of our investment group. The awards will vest, if at all, on January 29, 2010 and be paid immediately in shares. For additional information, see “—Compensation Discussion and Analysis.”

The following table sets forth information about the exercise of options by our named executive officers and the vesting of their stock rights awards in 2007.

OPTION EXERCISES AND STOCK VESTED IN 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting ($)(3)

Martin E. Stein, Jr.	202,976	$8,561,631	47,166	$3,800,620	(4)

Mary Lou Fiala	68,295	$2,509,007	31,089	$2,505,127

Bruce M. Johnson	47,324	$2,069,106	17,746	$1,429,976

Brian M. Smith	14,551	$616,160	25,671	$2,068,530

(1)

The amounts in this column represent the difference between (i) the market value of the shares of common stock acquired on exercise of the options, based on the closing price of our common stock on the date of exercise, and (ii) the option exercise price. See note (6) to the summary compensation table for information on the value realized from the vesting of dividend equivalents in connection with the vesting of options.

(2)	The shares in this column include dividend equivalents issued in shares at the same time that the underlying shares vested.

(3)	The amounts in this column have been computed based on the closing price of our common stock on the vesting date.

(4)	Of the amount in this column, Mr. Stein has deferred $1,900,310 under our 2005 non-qualified deferred compensation plan.

Summary of Our Non-Qualified Deferred Compensation Plans

We do not have any defined benefit pension plans. However, we maintain two non-qualified deferred compensation plans that permit directors and a select group of management or other highly compensated employees designated by the compensation committee of our board of directors to defer compensation they receive from us, in accordance with procedures established by the committee under the plan. We also may make matching contributions to participant accounts but have never done so. We established the second of the two plans in 2005 to comply with changes made to the Internal Revenue Code, including the addition of Code Section 409A. We require that all contributions be made to the 2005 plan since its establishment, but we continue to maintain the old plan for contributions made to it before we established the 2005 plan. Otherwise, the provisions of the two plans are nearly identical.

Deferral elections must be made before the calendar year to which they relate and remain effective for the entire calendar year. Employees must defer a minimum of $25,000 of base salary or incentive compensation, as the case may be. All types of compensation may be deferred under the 2005 plan other than compensation from the exercise of stock options. The old plan permitted the deferral of compensation from the exercise of stock options.

We maintain a separate account for each participant in each plan and credit the participant’s contributions to the account. Each account is adjusted for investment gains and losses determined by assuming that the account is invested, in the percentages designated by the participant, in hypothetical investment options offered under the plans, including shares of our common stock. These hypothetical investment options are the same options that we offer under our 401(k) and profit sharing plan to all eligible employees. However, participants in the deferred compensation plans have no right to require that the plan invest in the investments they designate. Rather, investment gains and losses on the hypothetical investment options serve as the method of measuring the total amount of our obligation to the participant under the plans. The plans maintain a so-called rabbi trust to hold funds set aside under the plan, although the assets of the trust are subject to the claims of our creditors in the event of our insolvency or bankruptcy.

Participant contributions under the plans are fully vested upon contribution. Amounts deferred under the plans are not subject to income tax until actually paid to the participant. Participants will receive distributions of their account balances on (1) death, (2) disability, (3) termination of employment (subject to any deferral required by Section 409A of the Internal Revenue Code), or (4) the date elected in advance by the participant. Payments to a participant can be made either in a lump sum payment on the applicable distribution date or in annual installments over two to ten years beginning on the applicable distribution date. We make distributions in cash, except for account balances deemed invested in our common stock, in which case, we make the distributions in shares.

The following table sets forth information about participation by our named executive officers in our deferred compensation plans.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2007

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)

Martin E. Stein, Jr.	$1,895,965	(4)	$—	$(1,304,327)	$—	$7,375,202

Mary Lou Fiala	$—		$—	$(279,120)	$—	$1,665,509

Bruce M. Johnson	$—		$—	$—	$—	$—

Brian M. Smith	$—		$—	$(223,652)	$—	$2,836,941

(1)	We have the right to make, but have never made, matching contributions.

(2)	These amounts do not appear in the summary compensation table because they are not deemed above market.

(3)

The following table sets forth the portion of the aggregate balance in this column that consists of the executive’s contributions to the plans reported in the summary compensation table in prior years’ proxy statements.

Name	Amount Previously Reported in Summary Compensation Table

Mr. Stein	$1,997,962

Ms. Fiala	—

Mr. Johnson	—

Mr. Smith	—

The balance of the amounts contributed to the plans prior to 2007 represent income from the vesting of stock rights awards or, prior to 2006, the exercise of stock options and were not required to be reported in the summary compensation table.

(4)

The entire amount contributed in 2007 is reported as compensation in the summary compensation table and consists of (1) the fair value of stock rights awards that vested in 2007, less applicable FICA taxes ($27,554) and (2) the value of dividend equivalents on stock options issued in the form of common stock, less applicable FICA taxes ($348).

Compensation on Termination of Employment

We entered into amended and restated severance and change of control agreements with each of our named executive officers as of January 1, 2008. The agreements expire on December 31, 2010 and automatically renew for successive additional three-year terms unless either party gives written notice of non-renewal within 90 days before the end of the current term. The following describes the compensation that will be payable to our named executive officers on termination of employment under these agreements.

If we terminate the executive without cause or the executive terminates his or her employment for good reason, in either case other than in connection with a change of control, the named executive officer will receive a specified multiple (set forth in the table below) of his or her annual base salary and the same specified multiple of his or her average annual cash bonus during the past three years, plus if approved by the compensation committee, any annual cash bonus accrued for the year through the date of termination. We will pay this amount in a lump sum within 60 days after the executive’s separation from service, subject to deferral required by Section 409A of the Internal Revenue Code if payments over the first six months would exceed $450,000.

If the executive retires for other than good reason and gives us a specified number of years of advance notice before retiring, or if the executive dies or leaves because of disability, all unvested stock options or stock rights awards that vest based on continued employment will vest immediately. The executive will remain eligible to receive performance shares awarded under our equity incentive plans before his or her termination if we achieve the stated performance goals during the remainder of the performance period, as if the executive’s employment had not terminated. To qualify for these benefits on retirement, the executive must retire after a specified age or with a combination of age plus years of service, depending on the benefit in question, as well as give us the required number of years of advance notice of retirement.

In the event of a change of control and termination of the executive by us without cause or by the executive within two years after the change of control, the specified multiple of annual compensation will increase to the multiple set forth in the table below. In addition, all unvested stock options or stock rights awards will vest immediately. Unearned performance shares also will vest in full. If payments we make in connection with a change of control would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code, the payments to Messrs. Stein and Johnson and Ms. Fiala will be scaled back until they are no longer subject to excise tax. Mr. Smith’s compensation will be “grossed up” to cover excise taxes and any penalties and interest (but not income taxes) until September 19, 2010, which is the fifth anniversary of his most recent promotion. However, if the total amount payable by reason of the gross-up would not exceed by more than 10% the amount that would be payable by reducing the obligation to just under than what would constitute a parachute payment, the scaled back amount will apply and Mr. Smith will not be entitled to a gross-up payment.

The executives and their covered dependants will be entitled to medical, hospitalization, dental and vision coverage after termination for the number of years equal to the multiple of salary and bonus they receive on termination without cause or for good reason, at the same level of benefits and dollar cost to them as we provide to employees with comparable positions, as if the terminated executives were still employed by us. This coverage will end if they become eligible to participate in a major medical program of their new employer. After the maximum coverage period, they may elect COBRA continuation coverage at their own expense if eligible under COBRA rules.

The definition of “cause” includes:

—	conviction of a felony;

—	a material breach of the agreement or our policies and procedures and failure to cure the breach, if capable of cure, within 30 days after written notice by us of the breach;

—	willful or gross misconduct or willful or gross negligence in the performance of the executive’s duties;

—	fraud, misappropriation or embezzlement; or

—

failure to meet the reasonable expectations of management regarding the performance of the executive’s duties or engaging in conduct that could reasonably be expected to harm our reputation and failure to cure the breach, if capable of cure, within 30 days after written notice by us of the breach

The definition of “good reason” tracks the definition in regulations under Section 409A of the Internal Revenue Code and includes the following, if the executive has given written notice of the condition within 90 days of its occurrence and the condition remains in effect for 30 days after the notice:

—	a material diminution in the authority, duties or responsibilities of the executive;

—	a material diminution in the executive’s base compensation;

—	a material change in the geographic location at which the executive must perform his or her duties; or

—	any other action or inaction by us that constitutes a material breach of the agreement or any other agreement pursuant to which the executive provides services to us.

The definition of “change of control” tracks the definition in regulations under Section 409A of the Internal Revenue Code and includes:

—	the acquisition of our stock as a result of which any person or group owns more than 50% of the total fair market value of our stock (subject to limited exceptions);

—	the acquisition of our voting securities over a period of 12 months as a result of which any person or group owns at least 30% of the total voting power of our stock (subject to limited exceptions);

—	a majority of our board is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the board prior to the date of the appointment or election;

—

the acquisition over a period of 12 months as a result of which any person or group has acquired assets from us having a total gross fair market value of more that 50% of the total gross fair market value of all our assets immediately before the acquisition (subject to limited exceptions).

For one year after termination of employment for any reason, the executive is prohibited from:

—	directly or indirectly soliciting (1) any of our employees to leave Regency or (2) any prospective employees negotiating with Regency on the date of termination to cease negotiations; or

—

directly or indirectly soliciting our tenants or other parties to terminate lease, joint venture, acquisition, business combination or development contracts to which we were a party on the date of termination, or soliciting prospects with whom we were actively conducting negotiations for a lease, joint venture, acquisition, business combination or development project on the date of termination of employment (unless the executive was not aware of the negotiations).

The agreements also require the executive to provide consulting services to us for up to 20 hours a month during the six months after any termination of employment.

The agreements do not contain any provision for waiving a breach of the non-solicitation or consulting obligations described above.

The following table illustrates the additional compensation that we estimate would be payable to each of our named executive officers on termination of employment under each of the circumstances describe above, assuming the termination occurred on December 21, 2007 and that the amended and restated agreements were in effect on that date. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive on termination of employment.

ESTIMATED ADDITIONAL COMPENSATION TRIGGERED BY TERMINATION OF EMPLOYMENT IF TERMINATED ON THE LAST BUSINESS DAY OF 2007(1)

Name	Salary and Cash Bonus (Multiple) ($)		Salary and Cash Bonus(2) ($)	Health Benefits(3) ($)	Early Vesting of Stock Options ($)	Early Vesting of Stock Awards ($)		Tax Gross-Up ($)	Total ($)

Termination by Regency Without Cause or by the Executive for Good Reason:

Martin E. Stein, Jr.	(1.5x	)	$3,118,750	$7,707	—	—		—	$3,126,457

Mary Lou Fiala	(1.5x	)	$1,955,500	$6,169	—	—		—	$1,961,669

Bruce M. Johnson	(1.5x	)	$1,497,500	$7,707	—	—		—	$1,505,207

Brian M. Smith	(1.5x	)	$2,610,500	$11,588	—	—		—	$2,622,088

Non-Qualifying Retirement:

Martin E. Stein, Jr.	—		—	—	—	—		—	—

Mary Lou Fiala	—		—	—	—	—		—	—

Bruce M. Johnson	—		—	—	—	—		—	—

Brian M. Smith	—		—	—	—	—		—	—

Qualifying Retirement, Death or Disability:

Martin E. Stein, Jr.	—		—	—	$1,440,670	$3,211,375	(4)	—	$4,652,045

Mary Lou Fiala	—		—	—	$739,383	$2,090,096	(4)	—	$2,829,479

Bruce M. Johnson	—		—	—	$527,869	$1,431,785	(4)	—	$1,959,654

Brian M. Smith	—		—	—	$149,085	$2,621,576	(4)	—	$2,770,661

Change of Control:

Martin E. Stein, Jr.	(3.0x	)	$5,311,250	$15,414	$1,440,670	$11,168,107		—	$17,935,442

Mary Lou Fiala	(3.0x	)	$3,369,500	$12,338	$739,383	$6,709,442		—	$10,830,663

Bruce M. Johnson	(2.0x	)	$1,854,167	$10,276	$527,869	$4,874,117		—	$7,266,429

Brian M. Smith	(2.0x	)	$3,131,750	$15,450	$149,085	$6,301,785		$-0-	$9,598,070

(1)

The table assumes that the amended and restated severance and change of control agreements dated as of January 1, 2008, which are described above, were in effect on December 31, 2007. The value of equity awards that vest early is based on the closing price of our common stock on December 31, 2007. The table does not include amounts payable under our non-qualified deferred compensation plans, which are described above under “— Summary of Our Non-Qualified Deferred Compensation Plans.” Year-end accrued account balances under these plans are shown in the non-qualified deferred compensation table included elsewhere in this proxy statement. The table also does not include account balances under our 401(k) and profit sharing plan, in which our executives participate on the same basis as all other participants.

(2)	Assumes that the compensation committee approved payment of the annual cash bonus accrued for 2007.

(3)	Medical, hospitalization, dental and vision benefits have been estimated based on Regency’s portion of the insurance premiums at current rates for the entire coverage period.

(4)	The amounts shown do not include performance shares that would vest in 2008, 2009 or 2010 to the extent that we achieve the stated performance goals for those years.

Compensation of Directors

We pay an annual fee of $28,000 to each of our non-employee directors, plus $1,500 for each board meeting attended and $1,000 for each board committee meeting attended. We pay an annual retainer of $10,000 to the lead director and to the chairperson of the audit committee and an annual retainer of $6,000 to the chairpersons of all other standing board committees.

We pay directors fees quarterly, in cash or, at the election of the director, shares of common stock issued under our Long-Term Omnibus Plan and valued based on the average closing price of our common stock during the quarter in which the fees are earned. Directors may defer their fees, at their election, under our 2005 non-qualified deferred compensation plan.

Non-employee directors also received stock rights awards of 2,000 shares each immediately following the 2007 annual meeting. The awards entitle the director to receive dividend equivalent units, or DEUs, at the same rate as dividends paid on our common stock. The stock rights and DEUs vest 25% on each of the first four anniversary dates of the grants.

The following table summarizes the compensation of our non-employee directors for 2007.

DIRECTOR COMPENSATION FOR 2007

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings(5)		All Other Compensation ($)(6)	Total ($)

Raymond L. Bank	$42,000	$82,083	$—	$—		$—	$13,804	$137,887

C. Ronald Blankenship	$44,000	$60,245	$—	$—		$—	$—	$104,245

A. R. Carpenter	$51,500	$68,823	$7,413	$—		$—	$5,286	$133,022

J. Dix Druce, Jr.	$54,500	$82,591	$—	$—		$—	$8,218	$145,309

Douglas S. Luke	$38,000	$78,975	$—	$—		$—	$6,493	$123,468

John C. Schweitzer	$57,000	$68,823	$11,772	$—	$		$12,751	$150,346

Thomas G. Wattles	$58,500	$68,823	$—	$—		$—	$—	$127,323

Terry N. Worrell	$40,000	$68,823	$10,126	$—		$—	$13,600	$132,549

(1)	The following directors elected to receive all their directors’ fees in the form of shares of our common stock in lieu of cash:

Director	Number of Shares Issued in Lieu of Directors’ Fees (#)

Raymond L. Bank	560

C. Ronald Blankenship	589

A. R. Carpenter	692

Douglas S. Luke	510

Thomas G. Wattles	780

Terry N. Worrell	532

(2)

The amounts in this column include the aggregate amount recognized for financial reporting purposes in accordance with FAS 123(R) for stock rights awards that vested during 2007, except that in accordance with SEC rules, the amounts have not been adjusted to reflect an estimate for forfeitures related to service-based vesting conditions. None of the individuals in the table forfeited any unvested restricted stock during 2007 with service-based vesting conditions. The aggregate grant date fair value, computed in accordance with FAS 123(R), of stock rights awards for 2,000 shares granted to each non-employee director during 2007 was $162,960 ($81.48 per share). The aggregate grant date fair value of the stock rights awards issued in exchange for reload rights is set forth in the reload exchange table that follows the notes to this table. We will expense these amounts for financial reporting purposes over the four-year vesting period of the awards.

(3)

The aggregate grant date fair value of the option grants in this column is set forth in the reload exchange table that follows the notes to this table. The following table shows the number of stock rights awards and stock options held by each non-employee director as of December 31, 2007:

Name	Stock Awards (#)	Option Awards (#)

Raymond L. Bank	6,023	13,395

C. Ronald Blankenship	5,336	—

A. R. Carpenter	5,336	9,565

J. Dix Druce, Jr.	6,049	—

Douglas S. Luke	5,863	8,413

John C. Schweitzer	5,336	5,363

Thomas G. Wattles	5,336	—

Terry N. Worrell	5,336	17,938

(4)

The amounts in this column include the aggregate amount recognized for financial reporting purposes in accordance with FAS 123(R) for stock options that vested during 2007, except that in accordance with SEC rules, the amounts have not been adjusted to reflect an estimate for forfeitures related to service-based vesting conditions. None of the individuals in the table forfeited any stock options during 2007 with service-based vesting conditions. The following table sets forth the assumptions we made in arriving at the grant date fair value shown for all the awards included in this column:

	No. of Options	Date of Grant	Expected Dividend Yield	Risk-Free Interest Rate	Expected Volatility	Expected Life in Years	Grant Date Fair Value
A. R. Carpenter	3,377	2/02/07	3.1%	4.9%	19.8%	2.7	$29,650
John C. Schweitzer	5,363	2/02/07	3.1%	4.9%	19.8%	2.7	$47,087
Terry N. Worrell	4,613	2/08/07	3.1%	4.9%	19.8%	2.7	$40,502

(5)

We do not maintain any defined benefit pension plans. No earnings are deemed above-market or preferential on compensation deferred under our two non-qualified deferred compensation plans. Contributions deemed invested in Regency common stock under the plans are deemed to earn dividends at the same rate as we pay dividends. All other contributions to the plans are deemed invested in hypothetical investment options selected by the director from the same menu of investment options offered to all participants in our 401(k) and profit sharing plan. See “— Summary of Our Non-Qualified Deferred Compensation Plans” for additional information.

(6)

Some, but not all, options earn dividend equivalent units (DEUs) that vest at the same rate as the underlying options. Vested DEUs are distributed annually based on the per share dividends on our common stock, less the average dividend rate of the S&P 500 on the original option grant date. The amounts in this column represent DEUs vested and distributed during 2007 on stock options awarded before January 1, 2005, when we began expensing stock option grants under FAS 123(R). We pay DEUs in common stock. Therefore, the amounts shown are based on the closing price of our common stock on the date of the distribution.

Between February 2 and February 8, 2007, each of our non-employee directors agreed to give up reload rights on their outstanding stock options in exchange for either stock options without reload rights or stock rights awards. The reload feature enabled the option holder to receive a new option to replace shares delivered in payment of the exercise price of options if, among other things, the shares had been held for at least six months. We offered the same program in December 2004 to all our employees holding options in order to reduce the potential future dilutive effect of the exercise of reload rights. We did not offer the program to our non-employee directors in 2004 in order to avoid any conflict of interest in their approval of the employee reload exchange program. Our employee directors approved the 2007 reload exchange program with our non-employee directors.

We valued the stock options that each director agreed to cancel using a customized binomial option pricing model. The options granted in lieu of reload rights have an exercise price equal to the closing price of our common stock on the last business day before the grant date, vest 25% on each of the first four anniversary dates of the grant and do not have reload or DEU rights. The stock rights awards granted in lieu of reload rights are for 35% of the number of options that would otherwise have been issued in exchange for reload rights, vest 25% on each of the first four anniversary dates of the grant and have DEU rights. The following table shows the options or stock rights awards that were granted pursuant to the reload exchange program. We have included these grants in the director compensation table above, although the directors paid for the new grants by giving up their reload rights.

2007 Equity Grants in Exchange For Reload Rights

Name	Date	Options	Exercise Price	Stock Rights Awards	Grant Date Fair Value

Raymond L. Bank	02/08/2007	—	—	663	$61,520

A. R. Carpenter	02/02/2007	3,377	$88.45	—	$29,650

J. Dix Druce, Jr.	02/02/2007	—	—	688	$60,854

Douglas S. Luke	02/02/2007	—	—	508	$44,933

John C. Schweitzer	02/02/2007	5,363	$88.45	—	$47,087

Terry N. Worrell	02/08/2007	4,613	$92.79	—	$40,502

CERTAIN TRANSACTIONS

There have been no related party transactions since January 1, 2007 required to be disclosed under SEC rules.

The nominating and corporate governance committee has adopted written policies and procedures for the committee to review and approve or ratify related party transactions. These transactions include:

—	transactions that must be disclosed in proxy statements under SEC rules, and

—

transactions that potentially could cause a non-employee director to cease to qualify as an independent director under New York Stock Exchange listing requirements or the ratings criteria of organizations such as Institutional Shareholder Services.

Transactions that are deemed immaterial under applicable disclosure requirements are generally deemed pre-approved under these written policies and procedures, including transactions with an entity with which a Regency director’s sole relationship is as a non-employee director and the total amount involved does not exceed 1% of the entity’s total annual revenues.

Criteria for committee approval or ratification of a related party transaction include, in addition to factors that the committee otherwise deems appropriate under the circumstances:

—	whether the transaction is on terms no less favorable than terms generally available from an unaffiliated third party; and

—

in the case of a non-employee director, whether the transaction would disqualify the director from (1) being deemed independent under New York Stock Exchange listing requirements or (2) from serving on the audit committee, compensation committee or nominating and corporate governance committee under New York Stock Exchange and other regulatory requirements.

PROPOSAL TWO:  TO REAPPROVE THE

PERFORMANCE TARGETS UNDER REGENCY’S OMNIBUS PLAN

Our board of directors is asking shareholders to reapprove the material terms of the performance targets that may apply to awards under our Long–Term Omnibus Plan. Shareholders approved the Omnibus Plan at Regency’s annual meeting of shareholders in May 2003. Reapproval of the performance targets is needed under Section 162(m) of the Internal Revenue Code if Regency is to preserve its ability to take a federal tax deduction for performance awards under the Omnibus Plan.

Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the chief executive officer and the four other most highly compensated officers of a corporation. The deduction limit does not apply to “qualified performance-based compensation.” In order to qualify as performance-based compensation, the awards must be subject to performance targets, the “material terms” of which have been approved by shareholders within five years before the grant date.

Because almost five years have passed since approval of the Omnibus Plan, the board is submitting this proposal to shareholders for reapproval of the material terms of performance targets set forth in the Omnibus Plan. If shareholders fail to approve the proposal, we will still be able to make awards under the Omnibus Plan, but some awards paid to our senior executives may not be deductible, resulting in an additional cost to the company.

Performance Targets under the Omnibus Plan

The Omnibus Plan provides that the compensation committee may grant performance awards in its discretion. A performance award is an award that is subject to the attainment of one or more performance targets during a specified period. At the discretion of the compensation committee, performance awards granted under the plan may be designed to qualify as performance-based compensation under Section 162(m). In order for a performance award to qualify under Section 162(m), the compensation committee may select only from the following performance targets enumerated in the plan:

— Funds from operations	— Dividends per share

— Funds from operations per share, basic or diluted	— Increases in dividends per share

— Increases in funds from operations or in funds from operations per share	— Net income

— Net income per share, basic or diluted	— Net income for common stockholders

— Increases in any measure of net income	— Gross or operating margins

— Revenue growth	— Productivity ratios

— Lease renewal rates	— Share price (including, but not limited to, growth measures and total shareholder return)

— Increases in percentage rent	— Expense targets

— Per square foot measures, including increases in gross leasable area or in rent per square foot of gross leasable area or in developments initiated, completed or leased	— General and administrative expenses as a percentage of total revenues

— Occupancy rates	— Margins

— Development profits	— Operating efficiency

— Net operating profit	— Tenant satisfaction

— Return measures (including, but not limited to, return on assets, capital or equity)	— Working capital targets

— Cash flow (including, but not limited to, operating cash flow and free cash flow)	— Debt and debt-related ratios, including debt to total market capitalization and fixed charge coverage ratios

— Cash flow return on capital	— Investments in real estate owned directly or indirectly through investments in ventures

— Earnings before or after taxes, interest, depreciation, and/or amortization	— Net asset value per share

The performance targets listed above may be measured on a corporate, subsidiary or business unit basis, or on any combination. Performance targets may also be based on Regency’s performance relative to a peer group of companies, a published index, or the compensation committee may select the performance target relating to share price above as compared to various stock market indices.

If extraordinary events occur that cause the performance targets listed above to be inappropriate measures of achievement for a given performance period, the Omnibus Plan provides that the compensation committee may change the targets in its sole discretion. Such changes may take place at any time prior to the final determination of a performance award, but the Omnibus Plan precludes the compensation committee from increasing the compensation otherwise payable under a performance award intended to qualify under Section 162(m).

Our board of directors recommends that the shareholders vote “FOR” the proposal to reapprove the material terms of the performance targets under Regency’s Omnibus Plan.

PROPOSAL THREE:  RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has selected the firm of KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year ending December 31, 2008. That firm has served as our auditors since 1993. Our board of directors has directed that the appointment of the independent registered public accounting firm be submitted for ratification by the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our articles of incorporation or bylaws. However, the board of directors is submitting the appointment of KPMG LLP as a matter of good corporate practice. If the shareholders do not ratify the selection, the audit committee will reconsider whether or not to retain KPMG LLP. In such event, the audit committee may retain KPMG LLP notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to a shareholder vote. Even if the selection is ratified, the audit committee retains the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders and us.

All decisions regarding selection of independent registered public accounting firms and approval of accounting services and fees are made by our audit committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities Exchange Commission (SEC). There are no exceptions to the policy of securing pre-approval of the audit committee for any service provided by our independent registered public accounting firm.

The following table provides information relating to the fees billed to Regency by KPMG LLP for the years ended December 31, 2007 and 2006:

	2007	2006

Audit fees(1)	$915,000	$883,500

Audit-related fees(2)(3)	$30,000	$30,000

Tax fees(3)(4)	$100,645	$138,350

All other fees	$0	$0

(1)

Audit fees consists of fees for professional services for the audit of our consolidated financial statements (Regency Centers Corporation and Regency Centers, L.P. (collectively, the Company) included in our Annual Report on Form 10-K and review of our condensed financial information included in our quarterly filings on Form 10-Q, including all services required to comply with the standards of the Public Company Accounting Oversight Board (United States), and fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work). Additionally, the amount includes fees for services associated with comfort letters and reviews of documents filed with the SEC.

(2)	Consists of audits of employee benefit plans.

(3)	The audit committee discussed these services with KPMG LLP and determined that their provision would not impair KPMG LLP’s independence.

(4)	Consists of fees for tax consultation and tax compliance services.

Our board of directors recommends that the shareholders vote “for” the proposal to ratify the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2008.

OTHER MATTERS

Our board of directors does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which shareholder proposals must be received by the company in order to be included in the company’s proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in Regency’s proxy statement and form of proxy relating to the 2008 annual meeting, a written copy of their proposal must be received at our principal executive offices no later than November 15, 2008. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in our proxy materials. Notice to us of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 also will be considered untimely if received by us after November 15, 2008 and the proposal will not be brought before the meeting. To ensure prompt receipt by us, proposals should be sent certified mail, return receipt requested.

Shareholder recommendations for director nominees must be submitted no later than November 15, 2008 to the Corporate Secretary at our address set forth on page 1 of the proxy statement. See “Proposal One: Election Of Directors – Standing Committees – Nominating and Corporate Governance Committee.”

Interested parties who wish to communicate with the board of directors or with a particular director, including the lead director, John C. Schweitzer, may send a letter to the Corporate Secretary at our address set forth on page 1 of this proxy statement. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters should identify the author and clearly state whether the intended recipients are all members of the board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. Interested parties may also communicate with the board of directors or with a particular director by contacting our AlertLine at 1-877-861-6669.

ANNUAL REPORT

Our annual report, which includes our Form 10-K for the year ended December 31, 2007, accompanies this proxy statement. You may obtain a paper copy, without charge, by writing to Diane Ortolano, at our principal executive offices, at the address set forth on page 1.

Our annual report to shareholders and Form 10-K are also available on our website at www.regencycenters.com.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by us. We may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies.

We would appreciate your submitting your proxy as promptly as possible. You may vote via the Internet, or by telephone, as instructed in the accompanying proxy card. If you are submitting your proxy via the Internet, please carefully follow the instructions on the proxy card. If you received a paper copy of the proxy card by mail, please specify your choices, date, sign and return it in the accompanying envelope, postage for which has been provided.

* * * * * * * * *

The reports of the audit committee and the compensation committee included elsewhere in this proxy statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate these reports or the performance graph by reference in another filing.

REGENCY CENTERS CORPORATION ONE INDEPENDENT DRIVE SUITE 114 JACKSONVILLE, FL 32202-5019	ANNUAL MEETING OF SHAREHOLDERS OF REGENCY CENTERS CORPORATION MAY 6, 2008

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Regency Centers Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Regency Centers Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

REGENCY CENTERS CORPORATION
Vote on Directors 1. Election of directors nominated by the board of directors to serve until the 2009 annual meeting of shareholders and until their successors have been elected and qualified:	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

NOMINEES: 01) Martin E. Stein, Jr. 02) Raymond L. Bank 03) C. Ronald Blankenship 04) A. R. Carpenter 05) J. Dix Druce 06) Mary Lou Fiala	07) Bruce M. Johnson 08) Douglas S. Luke 09) John C. Schweitzer 10) Thomas G. Wattles 11) Terry N. Worrell

Vote on Proposals

2. Reapproval of performance goals under the Company’s Long-Term Omnibus Plan.

3. Ratification of appointment of KPMG LLP as the Company’s independent accountants for the year ending December 31, 2008.

For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐

For address changes and/or comments, please check this box and write them on the back where indicated. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.		☐	Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature	Date		Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

REGENCY CENTERS CORPORATION

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

FOR ANNUAL MEETING OF SHAREHOLDERS

MAY 6, 2008

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, appoints Martin E. Stein, Jr., Mary Lou Fiala and Bruce M. Johnson, and each or any of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of common stock of Regency Centers Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 6, 2008, and any and all adjournments thereof, in the manner specified.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ELECTION OF THE BOARD’S NOMINEES AND “FOR” PROPOSALS TWO AND THREE.

Should any other matters requiring a vote of the shareholders arise, the above named proxies are authorized to vote the same in accordance with their best judgment in the interest of the Company. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side.)